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                                                                     EXHIBIT 2.2


                    AMENDED AND RESTATED AGREEMENT OF MERGER

                          DATED AS OF DECEMBER 7, 2001,

                 AS AMENDED AND RESTATED AS OF JANUARY 14, 2002

                                      AMONG

                      TSI TELECOMMUNICATION HOLDINGS, INC.,

                              TSI MERGER SUB, INC.

                       VERIZON INFORMATION SERVICES INC.,

                                       AND

                       TSI TELECOMMUNICATION SERVICES INC.

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
                                    ARTICLE I

                             DEFINITIONS; THE MERGER
1.1   Definitions.....................................................................2
1.2   The Merger.....................................................................11
1.3   The Closing....................................................................11
1.4   The Effective Time.............................................................11
1.5   Effects of the Merger..........................................................12
1.6   Certificate of Incorporation; By-Laws; Directors and Officers of the
      Surviving Corporation..........................................................12
1.7   Effect of the Merger on the Capital Stock of the Constituent Corporations......12
1.8   Further Assurances.............................................................13
1.9   Closing Date Dividend; Merger Consideration and Adjustment.....................13

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

2.1   Organization and Related Matters...............................................15
2.2   Stock..........................................................................16
2.3   Financial Statements; Changes; Contingencies...................................16
2.4   Tax Returns and Reports........................................................17
2.5   Material Contracts.............................................................18
2.6   Real and Personal Property; Title to Property; Leases..........................19
2.7   Intellectual Property..........................................................19
2.8   Authorization; No Conflicts....................................................20
2.9   Legal Proceedings..............................................................21
2.10  Labor Matters..................................................................21
2.11  Insurance......................................................................21
2.12  Permits........................................................................21
2.13  Compliance with Law............................................................22
2.14  Environmental Compliance.......................................................22
2.15  Employee Benefits..............................................................22
2.16  Intercompany Obligations.......................................................23
2.17  No Brokers or Finders..........................................................24
2.18  Operation in the Ordinary Course...............................................24
2.19  Affiliate Transactions.........................................................24
2.20  Bank Accounts..................................................................25
2.21  Suppliers and Customers........................................................25

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

3.1   Organization and Related Matters...............................................25
3.2   Authorization..................................................................26

                                        i
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
3.3   No Conflicts...................................................................26
3.4   No Brokers or Finders..........................................................26
3.5   Legal Proceedings..............................................................26
3.6   Financing......................................................................27
3.7   Insurance Matters..............................................................27
3.8   Investment Representation......................................................28
3.9   Investigation; No Other Representations or Warranties..........................28
3.10  No Knowledge of Indebtedness...................................................29

                                   ARTICLE IV

              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

4.1   Access.........................................................................29
4.2   Reports........................................................................29
4.3   Conduct of Business............................................................29
4.4   Control of the Business of the Company.........................................31
4.5   Permits, Approvals and Government Filings......................................31
4.6   Elimination of Intercompany and Affiliate Liabilities..........................32
4.7   Accuracy of Information........................................................32
4.8   Buyer's Financing..............................................................33
4.9   Non-Solicitation...............................................................33
4.10  Supplemental Disclosure........................................................33
4.11  Business Software..............................................................34

                                    ARTICLE V

                         ADDITIONAL CONTINUING COVENANTS

5.1   Cooperation....................................................................34
5.2   Powers of Attorney.............................................................34
5.3   Tax Matters....................................................................34
5.4   Use of Verizon and GTE Name and Marks..........................................41
5.5   Transition Services............................................................42
5.6   Non-Competition................................................................42
5.7   Non-Solicitation of Employees..................................................44
5.8   Assignment of Nondisclosure Agreements.........................................44
5.9   Confidentiality................................................................45

                                   ARTICLE VI

                                EMPLOYEE BENEFITS

6.1   Employee Matters...............................................................45
6.2   Employee Benefit Matters.......................................................47
6.3   Vacation.......................................................................50
6.4   Employee Rights................................................................50

                                       ii
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
6.5   WARN Act Requirements..........................................................51
6.6   Successors and Assigns; Outsourcing............................................51
6.7   COBRA Liability................................................................51
6.8   Stock Options..................................................................52
6.9   Executive Compensation.........................................................52
6.10  Indemnity for Certain ERISA Liabilities........................................52
6.11  Employee Indemnity.............................................................53

                                   ARTICLE VII

                             CONDITIONS OF PURCHASE

7.1   General Conditions.............................................................53
7.2   Conditions to Obligations of Buyer and Merger Sub..............................54
7.3   Conditions to Obligations of Seller and the Company............................55

                                  ARTICLE VIII

                      TERMINATION OF OBLIGATIONS; SURVIVAL

8.1   Termination of Agreement.......................................................56
8.2   Effect of Termination..........................................................56

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1   Obligations of Seller..........................................................57
9.2   Obligations of Buyer...........................................................57
9.3   Procedure......................................................................58
9.4   Survival.......................................................................59
9.5   Limitations on Indemnification.................................................59
9.6   Treatment of Payments..........................................................60
9.7   Remedies Exclusive.............................................................60
9.8   Mitigation.....................................................................60
9.9   Tax Effect.....................................................................60
9.10  Assignment of Insurance Proceeds...............................................61

                                    ARTICLE X

                                     GENERAL

10.1  Usage..........................................................................62
10.2  Amendments; Waivers............................................................62
10.3  Schedules; Exhibits............................................................62
10.4  Further Assurances.............................................................63
10.5  Governing Law..................................................................63
10.6  Headings.......................................................................63

                                       iii
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
10.7  Counterparts...................................................................63
10.8  Parties in Interest............................................................63
10.9  Performance by Subsidiaries....................................................64
10.10 Remedies; Waiver...............................................................64
10.11 Severability...................................................................64
10.12 No Punitive Damages............................................................64
10.13 Knowledge Convention...........................................................64
10.14 Notices........................................................................65
10.15 Publicity and Reports..........................................................66
10.16 Integration....................................................................67
10.17 Expenses.......................................................................67
10.18 No Assignment..................................................................67
10.19 Representation By Counsel; Interpretation......................................67
10.20 Reference of Disputes to Senior Officers of Seller and Buyer...................67
10.21 Resolution of Disputes.........................................................68
10.22 Restatement Effective Date.....................................................68

                                       iv
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                                    EXHIBITS

EXHIBIT A  Form of Opinions of Counsel to Seller

EXHIBIT B  Form of Opinion of Counsel to Buyer and Merger Sub

EXHIBIT C  Form of Intellectual Property Agreement

EXHIBIT D  Form of Transition Services Agreement

EXHIBIT E  Form of Wireless Guaranty

EXHIBIT F  Debt Financing Commitment Letter

EXHIBIT G  Equity Financing Commitment Letter

EXHIBIT H  Terms of Data Processing Agreement

                                        v
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                                                                     EXHIBIT 2.2

                    AMENDED AND RESTATED AGREEMENT OF MERGER

          Amended and Restated Agreement of Merger dated as of December 7, 2001, as amended and restated as of January ___, 2002, by and among TSI TELECOMMUNICATION HOLDINGS, INC., a Delaware corporation ("BUYER"), TSI MERGER SUB, INC., a Delaware corporation ("MERGER SUB"), VERIZON INFORMATION SERVICES INC., a Delaware corporation ("SELLER"), and TSI TELECOMMUNICATION SERVICES INC., a Delaware corporation (the "COMPANY").

                                 R E C I T A L S

          WHEREAS, the Company provides interoperability solutions, clearing and settlement services and related services to telecommunications companies and other third parties;

          WHEREAS, Seller owns all of the issued and outstanding capital stock (the "STOCK") of the Company;

          WHEREAS, Buyer is a newly organized, wholly owned Subsidiary of TSI Telecommunication Holdings, LLC, a Delaware limited liability company;

          WHEREAS, Merger Sub is a newly organized, wholly owned Subsidiary of Buyer;

          WHEREAS, Buyer and Seller entered into that certain Stock Purchase Agreement dated as of December 7, 2001 (the "EXISTING STOCK PURCHASE AGREEMENT"), pursuant to which Buyer agreed to purchase all of the Stock from Seller;

          WHEREAS, Buyer and Seller desire to structure the transactions contemplated by the Existing Stock Purchase Agreement such that Buyer will acquire the Company through a merger in which Merger Sub merges with and into the Company, with the Company being the surviving corporation (such merger, the "MERGER");

          WHEREAS, Buyer, Merger Sub, Seller and the Company desire to amend and restate the Existing Stock Purchase Agreement as provided herein to (i) set forth the terms and conditions of the Merger and (ii) supersede and replace the Existing Stock Purchase Agreement with effect from December 7, 2001; and

          WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement.

                                A G R E E M E N T

          NOW, THEREFORE, IT IS AGREED that the Existing Stock Purchase Agreement shall be and is hereby amended and restated in its entirety as follows:

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          In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                             DEFINITIONS; THE MERGER

          1.1   DEFINITIONS.

          For all purposes of this Agreement and the Exhibits and Disclosure Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

          "ACQUISITION TRANSACTION" has the meaning set forth in Section 4.9.

          "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "ADJUSTMENT" has the meaning set forth in Section 5.3(d).

          "ADVERSE TAX CONSEQUENCES" has the meaning set forth in Section
5.3(c).

          "AFFILIATE" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the avoidance of doubt, Verizon Wireless shall be deemed to be an Affiliate of Seller and Verizon for purposes of this Agreement.

          "AFFILIATE CONTRACT" has the meaning set forth in Section 2.19(a).

          "AFFILIATED GROUP" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

          "AGREEMENT" means this Amended and Restated Agreement of Merger dated as of December 7, 2001, as amended and restated as of January ___, 2002 and as further amended or supplemented, together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

          "AGREEMENT ACCOUNTING PRINCIPLES" means, except to the extent otherwise provided in Section 1.4 of the Seller Disclosure Schedule, GAAP, applied in the manner consistent with the principles set forth in the Section
1.4 of the Seller Disclosure Schedule and with all other principles used in preparing the September 30 Balance Sheet.

          "ALLOCATION" has the meaning set forth in Section 5.3(j)(1).

          "APPROVAL" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing,

                                        2
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required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

          "ARBITER" has the meaning set forth in Section 1.9(e)(3).

          "BALANCE SHEET TAXES" has the meaning set forth in Section 5.3(b)(2).

          "BASE AMOUNT" has the meaning set forth in Section 1.9(b).

          "BENEFIT PLANS" has the meaning set forth in Section 2.15(a).

          "BUSINESS" means the business of the Company as it is conducted on the date hereof.

          "BUSINESS NON-STATUTORY INTELLECTUAL PROPERTY" means the Non-Statutory Intellectual Property that is used in or required for use in the Business and is: (i) owned by the Company, or (ii) owned by Seller or its Affiliates (other than the Company).

          "BUSINESS SOFTWARE" means the proprietary software (including source code, object code and related documentation) that is listed in Section 2.7 of the Seller Disclosure Schedule.

          "BUSINESS STATUTORY INTELLECTUAL PROPERTY" means the Statutory Intellectual Property, excluding Excluded Marks, that is used in or required for use in the Business and is: (i) owned by the Company, or (ii) owned by Seller or its Affiliates (other than the Company).

          "BUYER" has the meaning set forth in the Preamble hereto.

          "BUYER INDEMNITEES" has the meaning set forth in Section 9.1.

          "BUYER SAVINGS PLAN" has the meaning set forth in Section 6.2(b)(2).

          "BUYER WELFARE PLANS" has the meaning set forth in Section 6.2(c)(1).

          "CARRYBACK" has the meaning set forth in Section 5.3(c).

          "CINGULAR" means Cingular Wireless, a joint venture between SBC Communications Inc. and BellSouth Corporation.

          "CLOSING" has the meaning set forth in Section 1.3(a).

          "CLOSING BALANCE SHEET" has the meaning set forth in Section
1.9(e)(1).

          "CLOSING DATE" has the meaning set forth in Section 1.3(b).

          "CLOSING DATE DIVIDEND" has the meaning set forth in Section 1.9(a).

          "CLOSING DATE STATEMENT" has the meaning set forth in Section
1.9(e)(1).

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          "CLOSING DATE NET WORKING CAPITAL" means Net Working Capital as of the close of business on the business day immediately preceding the Closing Date after giving effect to the Closing Date Dividend and the transactions contemplated by Section 4.6.

          "COBRA" has the meaning set forth in Section 6.7.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY" has the meaning set forth in the Preamble hereto.

          "COMPETITIVE BUSINESS" has the meaning set forth in Section 5.6(b).

          "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 4.1.

          "CONSISTENCY REQUIREMENT" has the meaning set forth in Section 5.3(a)(3).

          "CONTRACT" means any agreement, arrangement, bond, commitment, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "CONTROL" (including the correlative terms "Controls," "Controlled by," "Controlled," "Controlling" and "under common Control with") means with respect to any Person, possession of the power, directly or indirectly, either to (i) vote a majority of the voting shares or other voting interests in such Person for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract.

          "CURRENT ASSETS" means, as of any date of determination, the current assets set forth on the Company's balance sheet as of such date, determined in accordance with Agreement Accounting Principles.

          "CURRENT LIABILITIES" means, as of any date of determination, the current liabilities set forth on the Company's balance sheet as of such date, determined in accordance with Agreement Accounting Principles.

          "CUSTOMERS" has the meaning set forth in Section 5.6(a).

          "DEBT FINANCING" has the meaning set forth in Section 3.6(a).

          "DEBT FINANCING COMMITMENT LETTER" has the meaning set forth in
Section 3.6(a).

          "DGCL" has the meaning set forth in Section 1.2.

          "E&Y" has the meaning set forth in Section 1.9(e)(1).

          "EFFECTIVE TIME" has the meaning set forth in Section 1.4.

          "EMPLOYEE" has the meaning set forth in Section 2.15(a).

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          "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, license or restriction (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable federal or state securities law; PROVIDED, however, that, except for purposes of the second sentence of Section 2.2, Encumbrance shall not include any matter that (i) is disclosed in the September 30 Balance Sheet, (ii) is not material in amount, (iii) constitutes a statutory lien arising in the ordinary course of business for sums not yet due and payable, (iv) is in respect of current Taxes not yet due and payable, (v) arises as a result of any zoning, entitlement or other land use or environmental regulation promulgated by a Governmental Entity or (vi) does not singly or in the aggregate with other such items materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary conduct of business as presently conducted.

          "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws and regulations relating to pollution, protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata) or occupational health and safety, including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances; or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

          "EQUITY FINANCING" has the meaning set forth in Section 3.6(a).

          "EQUITY FINANCING COMMITMENT LETTER" has the meaning set forth in
Section 3.6(a).

          "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" has the meaning set forth in Section 6.10.

          "ERISA PLANS" has the meaning set forth in Section 2.15(a).

          "ESTIMATED NET WORKING CAPITAL AMOUNT" has the meaning set forth in
Section 1.9(d).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED MARKS" means all Trademarks owned by Seller or an Affiliate of Seller (other than the Company), or licensed to Seller or an Affiliate of Seller (other than the Company) by any Person (other than the Company) and any Trademarks confusingly similar to the foregoing.

          "EXECUTIVE COMPENSATION PLANS" has the meaning set forth in Section
6.9.

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          "EXISTING STOCK PURCHASE AGREEMENT" has the meaning set forth in the
Recitals.

          "EXISTING VDS AGREEMENT" means, collectively, that certain Agreement dated as of April 1, 1989 between Verizon Data Services Incorporated (as successor to GTE Data Services Incorporated) and the Company (as successor to GTE Telecommunication Services Inc.), the revised proposal dated April 20, 2001 from Verizon Data Services to the Company and the letter dated May 24, 2001 from the Company to Verizon accepting such proposal.

          "FINAL NET WORKING CAPITAL AMOUNT" has the meaning set forth in
Section 1.9(e)(3).

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.3(a).

          "FINANCING" has the meaning set forth in Section 3.6(a).

          "FOREIGN PLANS" has the meaning set forth in Section 2.15(a).

          "FRP" has the meaning set forth in Section 6.2(c)(5).

          "GAAP" means generally accepted accounting principles in the United States.

          "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

          "GTE" means GTE Corporation, a New York corporation.

          "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "INCOME TAXES" means any U. S. federal, foreign, state or local, capital gains, franchise Taxes or other Taxes based on or measured by net income (including any interest and penalties and additions to tax (civil or criminal) related thereto or to the nonpayment thereof), excluding withholding taxes.

          "INCOME TAX RETURN" means a Tax Return filed or required to be filed with a Governmental Entity with respect to Income Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes the Company or any of its Subsidiaries, if any.

          "INDEBTEDNESS" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness guaranteed in any manner by a Person and (iv) any obligations under capitalized leases or purchase money financing with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise; PROVIDED that Indebtedness shall not include any of the Company's obligations, contingent or otherwise, under the Existing VDS Agreement.

          "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement.

          "INDEMNIFIED PARTY" means a party entitled to indemnification under this Agreement.

          "INDEMNIFYING PARTY" means a party obligated to provide indemnification under this Agreement.

          "INFORMATION MEMORANDUM" has the meaning set forth in Section 3.9(b).

          "INTELLECTUAL PROPERTY" means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

          "INTELLECTUAL PROPERTY AGREEMENT" means the Intellectual Property Agreement to be dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

          "IRS" means the Internal Revenue Service or any successor entity.

          "LAW" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

          "LICENSED THIRD PARTY INTELLECTUAL PROPERTY" means that portion of Third Party Intellectual Property licensed to Verizon, Seller or their respective Affiliates (other than the Company) that is used in or required for use in the Business that Verizon or Seller has the right to license to the Company after the Closing Date without the payment of compensation or other consideration to any Person and that is listed in Section 2.7(IV) of the Seller Disclosure Schedule.

          "LOSS" means any action, cost, damage, disbursement, expense, liability, Tax, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

          "MATERIAL ADVERSE CIRCUMSTANCE" means any fact, circumstance or condition that has, or would reasonably be expected to have, a material adverse effect on the Business, operations, assets or financial condition of the Company, but excluding any fact, circumstance or condition that (i) is generally applicable to the United States economy or securities, financial or capital markets, (ii) subject to Section 10.3, is set forth in the applicable Section of the Seller Disclosure Schedule or (iii) results from the execution of this Agreement or the announcement of this Agreement or the transactions contemplated hereby or the identity of Buyer; PROVIDED that in no event shall the non-renewal or termination of any Contract with Verizon Wireless, any of its Controlled Affiliates in the United States of America or Cingular (or a material reduction in revenue from such Persons) be deemed a Material Adverse Circumstance.

          "MATERIAL CONTRACT" has the meaning set forth in Section 2.5.

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          "MATERIAL CUSTOMER" has the meaning set forth in Section 2.21.

          "MATERIAL SUPPLIER" has the meaning set forth in Section 2.21.

          "MERGER" has the meaning set forth in the Recitals.

          "MERGER CONSIDERATION" has the meaning set forth in Section 1.9(b).

          "MERGER SUB" has the meaning set forth in the Preamble hereto.

          "NET TAX BENEFIT" has the meaning set forth in Section 9.9.

          "NET TAX DETRIMENT" has the meaning set forth in Section 9.9.

          "NET WORKING CAPITAL" means, as of any date of determination, the amount by which Current Assets as of such date exceeds Current Liabilities as of such date.

          "NON-COMPETE TERM" has the meaning set forth in Section 5.6(a).

          "NON-STATUTORY INTELLECTUAL PROPERTY" means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, formulas, computer software (including source and object codes), computer software documentation, databases, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing.

          "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "OTHER TAXES" means all Taxes other than Income Taxes, including withholding Taxes.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity.

          "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

          "PORTIONS OF BUSINESS SOFTWARE" means individual or collections of routines or modules of Business Software that do not fully or substantially comprise any one full item of Business Software and that are used by or in possession of Seller or its Affiliates (other than the

Company) as of the date hereof, other than Business Software solely used or possessed by Seller or its Affiliates (other than the Company) for the purpose of providing services to the Company.

          "PRE-CLOSING TAX REFUNDS" has the meaning set forth in Section 5.3(c).

          "PRIME RATE" means the rate that J.P. Morgan Chase (or any successor entity) announces from time to time as its prime lending rate, as in effect from time to time.

          "PROHIBITED ACTIVITY" has the meaning set forth in Section 5.6(a)(2).

          "PROPOSED FINAL NET WORKING CAPITAL AMOUNT" has the meaning set forth in Section 1.9(e)(1).

          "REGULATED SUBSTANCE" means (i) any "hazardous substance" or "pollutant" or "contaminant," as said terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 601 et seq.), or Title 40 Code of Federal Regulations Part 302 or any other Environmental Law; (ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous); (iii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1; or (iv) any other substance, material or waste which is regulated under any applicable Environmental Law with respect to its collection, storage, transportation for disposal, treatment or disposal.

          "RELATED AGREEMENTS" means the Intellectual Property Agreement, the Wireless Guaranty and the Transition Services Agreement.

          "RESTATEMENT EFFECTIVE DATE" has the meaning set forth in Section
10.22.

          "SECTION 338(h)(10) ELECTION" has the meaning set forth in Section 5.3(j)(1).

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" has the meaning set forth in the Preamble hereto.

          "SELLER DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Seller to Buyer on the date hereof, as it may be amended from time to time in accordance with Section 4.10 hereof.

          "SELLER PENSION PLAN" has the meaning set forth in Section 6.2(a)(1).

          "SELLER RETIREE WELFARE PLANS" has the meaning set forth in Section 6.2(c)(2).

          "SELLER SAVINGS PLANS" has the meaning set forth in Section 6.2(b)(1).

          "SELLER WELFARE PLANS" has the meaning set forth in Section 6.2(c)(1).

          "SEPTEMBER 30 BALANCE SHEET" means the unaudited balance sheet of the Company as of September 30, 2001 included in the Financial Statements.

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          "SERVICES" has the meaning set forth in Section 5.6(a)(1).

          "STATUTORY INTELLECTUAL PROPERTY" means any and all United States and foreign patents and patent applications of any kind, United States and foreign Trademarks, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing; PROVIDED, however, that Statutory Intellectual Property shall not include software source code, object code or related documentation.

          "STOCK" has the meaning set forth in the Recitals of this Agreement.

          "SUBSIDIARY" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

          "SURVIVING CORPORATION" has the meaning set forth in Section 1.2.

          "TARGET NET WORKING CAPITAL AMOUNT" means $51,000,000.

          "TAX" means any foreign, federal, state, or local income, capital gains, sales and use, transfer, excise, franchise, stamp duty, real and personal property, ad valorem, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other tax or charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, imposed by any Governmental Entity, and any interest, penalties and additions to tax (civil or criminal) related thereto or to the nonpayment thereof.

          "TAX CONTEST" has the meaning set forth in Section 5.3(e).

          "TAX RETURN" means a report, return or other information filed or required to be filed with a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Subsidiary.

          "THIRD PARTY ACCOUNTANT" has the meaning set forth in Section
5.3(j)(1).

          "THIRD PARTY INTELLECTUAL PROPERTY" means any and all Intellectual Property owned by any Person, other than Seller, Affiliates of Seller or the Company, without regard as to whether Seller has any rights therein or the right to assign such rights to the Company.

          "TRADEMARKS" means trademarks, trade names, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

          "TRANSFERRED EMPLOYEES" has the meaning set forth in Section
6.1(a)(3).

          "TRANSFERRED PARTICIPANT" has the meaning set forth in Section 6.2(a)(1).

          "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement to be dated as of the Closing Date, substantially in the form of Exhibit D attached hereto.

          "VIT SERVICES AGREEMENTS" has the meaning set forth in Section 7.2(j).

          "VERIZON" means Verizon Communications Inc., a Delaware corporation.

          "VERIZON CORPORATE POLICIES" has the meaning set forth in Section 3.7.

          "VERIZON WIRELESS" means Cellco Partnership d/b/a Verizon Wireless, a Delaware partnership, and its successors and assigns.

          "WIRELESS GUARANTY" means the Guaranty of Wireless Revenue to be dated as of the Closing Date, substantially in the form of Exhibit E attached hereto.

          1.2   THE MERGER.

          Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

          1.3   THE CLOSING.

          (a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII of this Agreement, the Merger shall take place at a closing (the "CLOSING") to be held at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, 50th Floor, New York, NY 10022 or at such other location as may be agreed upon by Buyer and Seller.

          (b) The Closing shall take place on the business day following the satisfaction or waiver of the conditions contained in Article VII of this Agreement (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the "CLOSING DATE").

          1.4   THE EFFECTIVE TIME.

          At the Closing but not prior to Seller's receipt of the Closing Date Dividend, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being the "EFFECTIVE TIME").

          1.5   EFFECTS OF THE MERGER.

          At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall continue with, or vest in, as the case may be, the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Company as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct, wholly owned Subsidiary of Buyer.

          1.6 CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          Unless otherwise agreed by Seller and Buyer before the Effective Time, at the Effective Time:

          (a) The Certificate of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and By-Laws of the Surviving Corporation from and after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

          (b) The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, respectively, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; PROVIDED that notwithstanding the foregoing, the chief executive officer of Merger Sub immediately prior to the Effective Time shall become the chief executive officer of the Surviving Corporation, until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

          1.7 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.

          (a) CONVERSION OF THE CAPITAL STOCK OF MERGER SUB. At the Effective Time, by virtue of the Merger and without any action on the part of Seller or the holder of any shares of capital stock of Merger Sub, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

          (b) CONVERSION OF THE STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Seller or the holder of any shares of capital stock of Merger Sub, all of the Stock shall be converted into and become the right to receive the Merger Consideration in accordance with Section
1.9. At the Effective Time, all of the Stock shall be canceled and retired automatically and shall cease to exist and be outstanding. Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.9.

          1.8   FURTHER ASSURANCES.

          If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

          1.9   CLOSING DATE DIVIDEND; MERGER CONSIDERATION AND ADJUSTMENT.

          (a) CLOSING DATE DIVIDEND. On the Closing Date, the Company shall pay a cash dividend (the "CLOSING DATE DIVIDEND") to Seller in an aggregate amount equal to the amount of all cash and cash equivalents, if any, of the Company on hand as of the close of business on the business day immediately preceding the Closing Date (including cash received by the Company in respect of the notes receivable from Seller and its Affiliates which shall have been repaid by Seller and its Affiliates to the Company pursuant to Section 4.6 hereof). The Closing Date Dividend shall be paid on the Closing Date immediately prior to the Effective Time by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller.

          (b) MERGER CONSIDERATION. The consideration to be delivered to Seller in exchange for all of the Stock pursuant to Section 1.7(b) shall consist of cash in an amount equal to $770,000,000.00 (the "BASE AMOUNT"), subject to adjustment pursuant to Section 1.9(e) (as adjusted, the "MERGER CONSIDERATION").

          (c) PAYMENT AT CLOSING. At the Effective Time, Buyer shall cause the Surviving Corporation to pay to Seller, and the Surviving Corporation (as successor to the Company) shall pay to Seller, an amount equal to the Base Amount plus (1) the amount by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, if any, or minus (2) the amount by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, if any. Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller to Buyer at least one business day prior to the Closing Date.

          (d) CLOSING ESTIMATE. Not more than five, nor less than two, business days prior to the Closing Date, Seller and Buyer shall, in good faith, jointly determine an estimate of the amount of Closing Date Net Working Capital; PROVIDED, however, that if Seller and Buyer cannot agree on an estimate of the amount of Closing Date Net Working Capital, such estimate shall be deemed to be equal to $51,000,000 (such estimated amount, as either jointly determined or the amount referred to above, as the case may be, the "ESTIMATED NET WORKING CAPITAL AMOUNT").

          (e)   ADJUSTMENT AFTER CLOSING.

                (1) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, Seller shall prepare and submit to Buyer a balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (provided that such balance sheet shall be prepared as if the Closing Date Dividend and the transactions contemplated by Section 4.6 had occurred on the day preceding the Closing Date) (the "CLOSING BALANCE SHEET"), together with Seller's calculation of Closing Date Net Working Capital (the "PROPOSED FINAL NET WORKING CAPITAL AMOUNT") (such calculation, together with the Closing Balance Sheet being referred to herein as the "CLOSING DATE STATEMENT"). Seller shall prepare the Closing Date Statement in accordance with Agreement Accounting Principles. The Closing Date Statement will be accompanied by a report of Ernst & Young LLP ("E&Y") based upon an audit of the Closing Date Statement stating that such statement presents fairly, in all material respects, the Closing Date Net Working Capital, in conformity with Agreement Accounting Principles. All fees and expenses of E&Y in auditing the Closing Date Statement shall be borne by Seller. Buyer shall cause the Surviving Corporation and its respective employees and agents to assist Seller and E&Y in the preparation and audit of the Closing Date Statement and shall provide Seller and E&Y access at reasonable times and upon reasonable notice to the personnel, properties, books and records of the Surviving Corporation for such purpose.

                (2) If Buyer disputes the correctness of the Proposed Final Net Working Capital Amount and the aggregate amount of all of Buyer's proposed adjustments to the Proposed Final Net Working Capital Amount would exceed $50,000, Buyer shall notify Seller in writing and in reasonable detail of the reasons for Buyer's objections on or before the 120th day after Buyer's receipt of the Closing Date Statement. Buyer agrees that it shall not propose adjustments to or dispute portions of the Closing Date Statement prepared by Seller if such adjustments or disputes involve changes in or question the accounting principles, methodology or practices of the Company that are in conformity with Agreement Accounting Principles in determining the carrying value of the Current Assets and Current Liabilities. Any proposed adjustments by Buyer shall be accompanied by a statement of an independent public accounting firm that is nationally recognized in the United States, stating that such adjustments are required for the Closing Date Statement to comply with Agreement Accounting Principles. To the extent Buyer does not object to a matter in the Closing Date Statement in writing and with reasonable specificity in accordance with and within the time period contemplated by this Section 1.9(e)(2), Buyer shall be deemed to have accepted Seller's calculation and presentation in respect of the matter, and the matter shall not be disputed.

                (3) Seller and Buyer shall endeavor in good faith to resolve any disputed matters within 20 days after Seller's receipt of Buyer's notice of objections. If Seller and Buyer are unable to resolve the disputed matters, Seller and Buyer shall, not later than 10 days after the expiration of such 20 day period, select a nationally known independent accounting firm (which firm shall not be E&Y or the then regular auditors of the Surviving Corporation (if different from E&Y) or Buyer) (the "ARBITER") to resolve the matters in dispute

(in a manner consistent with Section 1.9(e) and with any matters not in dispute). The determination of the Arbiter in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Buyer. The determination of the Arbiter shall be based solely on presentations by Seller and Buyer and shall not be by independent review. The fees, costs and expenses of the Arbiter (x) shall be borne by Buyer in the proportion that the aggregate dollar amount of such items submitted to the Arbiter that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by the Seller in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The amount of Closing Date Net Working Capital, as finally determined pursuant to this Section 1.9(e) (whether by failure of Buyer to deliver notice of objection, by agreement of Seller and Buyer or by determination of the Arbiter), is referred to herein as the "FINAL NET WORKING CAPITAL AMOUNT."

                (4) If the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, Buyer shall cause the Surviving Corporation to pay to Seller, and the Surviving Corporation (as successor to the Company) shall pay to Seller, the amount of such difference, with simple interest thereon, based on the number of calendar days from the Closing Date to the date of payment at a floating rate per 360-day period equal to the Prime Rate. If the Final Net Working Capital Amount is less than the Estimated Net Working Capital Amount, Seller shall pay to the Surviving Corporation the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per 360-day period equal to the Prime Rate. Such payment shall be made not later than five business days after the determination of the Final Net Working Capital Amount by wire transfer of immediately available funds in U.S. Dollars to a bank account designated in writing by the party entitled to receive the payment.

                (5) To the extent not available from the Surviving Corporation, Seller shall make available to Buyer and, upon request, to the Arbiter, the books, records, documents and, after Buyer's receipt of the Closing Date Statement, the work papers and back-up materials, in each case underlying the preparation of the Closing Date Statement. Buyer shall make available to Seller and, upon request, to the Arbiter, the books, records, documents and work papers created or prepared by or for Buyer in connection with the review of the Closing Date Statement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as otherwise indicated in the Seller Disclosure Schedule, Seller represents and warrants, as of the date hereof and as of the Closing Date, as follows:

          2.1   ORGANIZATION AND RELATED MATTERS.

          Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the respective laws of the jurisdiction of their incorporation or organization. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is or will be a party. There are no Subsidiaries of the Company. The Company has no direct or indirect equity participation in any corporation, partnership, trust or other business association. The Company has all necessary corporate power and authority to own, lease or operate its properties and assets and to carry on its businesses as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed is not a Material Adverse Circumstance. All resolutions adopted by the Company's board of directors during the five years preceding the date hereof have been included in the Company's minute books, copies of which have been furnished to Buyer. True, correct and complete copies of the certificate of incorporation and bylaws of the Company, as in effect on the date hereof, have been furnished to Buyer. The Company is not a registered or reporting company under the Exchange Act.

          2.2   STOCK.

          Seller owns, beneficially and of record, all of the Stock. Other than the Stock, there are no outstanding Equity Securities of the Company. The Stock is owned free and clear of any Encumbrance. The authorized capital stock of the Company and number of shares of Stock outstanding are set forth in Section 2.1 of the Seller Disclosure Schedule. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company. There are no outstanding Contracts of Seller or the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. The Stock is duly authorized, validly issued and outstanding and is fully paid and nonassessable. There are no preemptive rights in respect of the Stock.

          2.3   FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

          (a) FINANCIAL STATEMENTS. Section 2.3(a) of the Seller Disclosure Schedule sets forth audited consolidated balance sheets for the Company as at December 31, 1999 and as at December 31, 2000, and audited consolidated statements of income for the 12 months ended December 31, 1998, December 31, 1999 and December 31, 2000 and an unaudited balance sheet for the Company as at September 30, 2001 and unaudited statements of income for the nine months ended September 30, 2001 (the foregoing, collectively, and together with the notes thereto, the "FINANCIAL STATEMENTS"). Such Financial Statements have been prepared from the books and records of the Company (and its Affiliates) in accordance with GAAP (except, in the case of the September 30, 2001 Financial Statements, subject to normal year-end adjustments and the absence of footnotes) applied on a consistent basis throughout the periods involved and present fairly, in all material respects, the financial position of the Company as of the dates and for the periods indicated therein. Since September 30, 2001 the Company has not (i) changed any method of accounting or its accounting policies, other than those changes required by GAAP, or (ii) revalued any of its material assets.

          (b) PRO FORMA BALANCE SHEET. Attached as Section 2.3(b) of the Seller Disclosure Schedule is the pro forma balance sheet of the Company as of September 30, 2001 adjusted to eliminate liabilities for those pensions and vacation, bonus plan and retirement plan benefits (including other pension and employee benefits, or OPEBs) accrued on the September 30 Balance Sheet which will either be paid by Seller or its Affiliates (other than the Company) on or prior to the Closing Date or be retained or assumed by Seller or its Affiliates (other than the Company) on the Closing Date.

          (c) CERTAIN CHANGES. Since September 30, 2001 there has not been, occurred or arisen any change in or event affecting the Company that constitutes a Material Adverse Circumstance.

          (d) NO OTHER LIABILITIES. As of the date hereof, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated, known or unknown) except liabilities (1) that are reflected or disclosed in the September 30 Balance Sheet, (2) that are disclosed in this Agreement, any Related Agreement, the Schedules thereto or Section 2.3(d) of the Seller Disclosure Schedule, (3) that were incurred after September 30, 2001 in the ordinary course of business or (4) that are for Taxes.

          (e) NO INDEBTEDNESS. As of the date hereof, the Company has no Indebtedness.

          2.4   TAX RETURNS AND REPORTS.

          (a) The Company has timely filed all material Tax Returns required to be filed by it, either separately or as a member of an Affiliated Group, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects, and has paid all material Taxes due and payable (whether or not shown to be due on such Tax Returns), except Taxes that are being disputed in good faith or, to the extent accrued through the date hereof, are set forth in the Financial Statements.

          (b) Section 2.4 of the Seller Disclosure Schedule lists all Income Tax Returns prepared with respect to the Company for taxable periods ended on or after December 31, 1998, indicates those separate state Income Tax Returns that have been audited, and indicates such Income Tax Returns that currently are the subject of audit. Seller has made available to Buyer correct and complete copies of all of the federal Income Tax Returns with respect to the Company for taxable periods ending on or after December 31, 1998 and has made available to Buyer correct and complete copies of all the Company's separate state income tax returns for taxable periods ending on or after December 31, 1999, and has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company for all Taxes for taxable periods ending on or after December 31, 1998.

          (c) Except as set forth on Section 2.4 of the Seller Disclosure Schedule, (1) other than with respect to Taxes for which Seller is responsible under Section 5.3(b)(1), no statute of limitations in respect of Income Taxes of the Company nor any extension of time with respect to which Taxes may be assessed or collected by an Taxing authority against the Company has been waived or extended, (2) there is no Tax deficiency or proposed adjustment asserted against the Company that has not been settled and (3) there is no material action, suit,

Taxing authority proceeding or audit now in progress, pending or, to the knowledge of Seller, threatened against or with respect to the Company.

          (d) The Company is not a party to any Tax allocation or sharing agreement that will be in effect following the Closing Date.

          2.5   MATERIAL CONTRACTS.

          Section 2.5 of the Seller Disclosure Schedule lists, as of the date hereof, each Material Contract. For purposes hereof, "MATERIAL CONTRACT" means each Contract to which the Company is a party or to which the Company or any of its properties is subject or by which any thereof is bound that (a) is for the purchase of materials, supplies, goods, services, equipment or other assets that
(x)(1) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or which is not terminable by the Company within one year without penalty, and (2) provides for a payment by the Company in any year of $1,000,000 or more, or (y) provides for aggregate payments by the Company of $2,500,000 or more; (b) is a sales, distribution, services or other similar agreement (or group of related agreements) providing for the sale by the Company to a Person and its Affiliates of materials, supplies, goods, services, equipment or other assets that resulted in payments to the Company of $1,000,000 or more in the aggregate for the year ended September 30, 2001; (c) is a lease that (x) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or which is not terminable by the Company within one year without penalty, and (y) provides for annual rentals of $1,000,000 or more; (d) limits or restricts the ability of the Company to compete or otherwise to conduct its Business in any material manner or place; (e) is a Contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except Contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000,000; (f) provides for a guaranty for borrowed money by the Company or in respect of any Person other than the Company; (g) creates a partnership or joint venture; (h) is a material confidentiality or nondisclosure agreement that (x) was entered into other than in the ordinary course of business and (y) is not related to a proposed merger, consolidation or other business combination involving the Company, a proposed sale of the Stock or all or substantially all of the Company's assets or the evaluation of any such merger, consolidation, business combination or sale; (i) is a Contract for the acquisition of any material asset or business having a purchase price in excess of $1,000,000; (j) is a material agreement of indemnification or similar commitment with respect to the obligations or liabilities of any other Person in an aggregate amount in excess of $1,000,000; or (k) is a currency exchange agreement or other hedging arrangement. The listing in Section 2.5 of the Seller Disclosure Schedule of Contracts not meeting any of the foregoing requirements shall not constitute a representation that such Contract is a Material Contract. True copies of the Material Contracts listed in Section 2.5 of the Seller Disclosure Schedule, including all amendments and supplements, have been furnished to Buyer. As of the date hereof, each Material Contract is valid and in full force and effect according to its terms. The Company has performed its obligations under each Material Contract in all material respects (to the extent such obligations have accrued) and is not in material default or breach under any Material Contract. Each Material Contract is enforceable in accordance with its terms against the Company and, to the knowledge of Seller, the other parties thereto, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). To the knowledge of Seller, no party to a Material Contract has notified the Company of a material dispute with respect to the performance of such Material Contract. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, the Company under any Material Contract to which the Company is a party.

          2.6   REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

          The Company has good and marketable title to, a valid leasehold interest in or other valid right to use, free of Encumbrances, (i) all items of real property used primarily in the Business since January 1, 2001 and necessary to the conduct of the Business, including fees, leaseholds and all other interests in such real property and (ii) such other tangible assets and properties used primarily in the Business since January 1, 2001 and necessary to the conduct of the Business, including all such tangible assets that it purports to own or have the right to use as reflected in the September 30 Balance Sheet or that were thereafter acquired, except, in any such case, for (a) matters otherwise described in Section 2.6 of the Seller Disclosure Schedule (whether or not such matters constitute Encumbrances) and (b) assets and properties not material to the Business that were disposed of since September 30, 2001 in the ordinary course of business. The tangible properties of the Company that are material to the Business are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for such Business. The material leasehold properties held by the Company as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

          2.7   INTELLECTUAL PROPERTY.

          (a) Section 2.7 of the Seller Disclosure Schedule sets forth a complete and correct list of all Business Statutory Intellectual Property, Business Software and all Third Party Intellectual Property used in or required for use in the Business (and indicates with respect to each whether the Company owns or licenses such Intellectual Property and the details of any such license (including licensor name and term)) and Licensed Third Party Intellectual Property. Except as set forth in Section 2.7 of the Seller Disclosure Schedule:
(1) Business Statutory Intellectual Property, Business Non-Statutory Intellectual Property, Business Software and Third Party Intellectual Property identified in Section 2.7 of the Seller Disclosure Schedule constitute all of the Intellectual Property that is used in or required to be used in the Business; (2) the Company owns or has the right to use, as of the Closing, all Third Party Intellectual Property identified in Section 2.7 of the Seller Disclosure Schedule, all Business Software, all Business Statutory Intellectual Property and all Business Non-Statutory Intellectual Property; and (3) the Company's ownership and use rights in Business Statutory Intellectual Property, Business Non-Statutory Intellectual Property, Business Software and Licensed Third Party Intellectual Property shall survive Closing.

          (b)   Except as set forth in Section 2.7 of the Seller Disclosure
Schedule: (1) none of the Business Statutory Intellectual Property, Business Software or Business Non-Statutory Intellectual Property is subject to any Encumbrance; (2) none of the Business Statutory Intellectual Property, Business Software or Business Non-Statutory Intellectual Property is subject to any exclusive license granted to any Person; (3) neither the Company, as of the date hereof, nor the Business has infringed, misappropriated or otherwise conflicted with, and neither the Company, as of the date hereof, nor the Business does infringe, misappropriate or otherwise conflict with, any Intellectual Property of any Person; (4) to the knowledge of Seller, no Person has infringed or misappropriated, in any material way, any of the Business Statutory Intellectual Property, Business Software or Business Non-Statutory Intellectual Property; (5) the Company has, consistent with the customary practices used by Seller, taken actions to maintain and protect the Intellectual Property owned by the Company; and (6) neither the Business nor the business of the Company as it is anticipated to be conducted pursuant to the Company's Long-Term Strategic Analysis 2001 - 2005 violates in any material respect the terms of the Amended and Restated Software and Related Technology and Services Agreement dated January 1, 2001 with Telus Corporation.

          2.8   AUTHORIZATION; NO CONFLICTS.

          The execution, delivery and performance of this Agreement and the Related Agreements by Seller, the Company and their respective Affiliates have been duly and validly authorized by the Boards of Directors of Seller and the Company and by all other necessary corporate action on the part of Seller, the Company and Verizon. This Agreement and, when executed, the Related Agreements to which Seller, the Company or their respective Affiliates are or will be a party constitute, or will constitute, legally valid and binding obligations of Seller, the Company, or their respective Affiliates, as applicable, enforceable against Seller, the Company or their respective Affiliates, as applicable, in accordance with their terms; PROVIDED that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally and (ii) enforcement of the non-competition covenant contained in Section 5.6 may be limited by applicable Law with respect to its scope, term and territory. None of (a) the execution, delivery and performance of this Agreement and the Related Agreements to which the Company, Seller or Seller's Affiliates is or will be a party by the Company, Seller or Seller's Affiliates, as applicable,
(b) the consummation of the transactions contemplated by this Agreement or the Related Agreements or (c) the compliance by the Company, Seller or Seller's Affiliates with any of the provisions hereof or thereof will (i) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under, the certificate of incorporation or by-laws of any of such entities, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under, any Contract to which Seller or any of Seller's Affiliates (other than the Company) is a party, (iii) result in the imposition of any Encumbrance against any material assets or properties of the Company or (iv) violate any Law in any material respect. Except for matters identified in Section 2.8 of the Seller Disclosure Schedule, any filings or approvals required under the Hart-Scott-Rodino Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement and the Related Agreements by Seller, the Company or their respective Affiliates will not require any Approvals to be obtained by Seller or the Company except for any such Approvals the failure of which to

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receive would not in the aggregate (x) have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements or (y) constitute a Material Adverse Circumstance.

          2.9   LEGAL PROCEEDINGS.

          As of the date hereof, there is no Order or Action pending or, to the knowledge of Seller, threatened against or affecting the Company that individually or when aggregated with one or more other Orders or Actions would
(i) reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements or (ii) constitute a Material Adverse Circumstance. To the knowledge of Seller, Section 2.9 of the Seller Disclosure Schedule lists each Order and each Action that (i) involves a claim or potential claim of liability in excess of $250,000 against or affecting the Company or any of its tangible properties or assets or (ii) enjoins or seeks to enjoin any activity by the Company if such injunction constitutes, or if entered would constitute, a Material Adverse Circumstance.

          2.10  LABOR MATTERS.

          There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim, pending or, to the knowledge of Seller, threatened against or affecting the Company or the Business that constitutes or would constitute a Material Adverse Circumstance. The Company is not a party to a collective bargaining agreement.

          2.11  INSURANCE.

          The Company is, and at all times during the past five years has been, insured by its Affiliates with reputable insurers (or self-insured) against all risks normally insured against by companies in similar lines of business.
Section 2.11 of the Seller Disclosure Schedule identifies each of the material categories of risks self-insured by the Company. All of the insurance policies and bonds required to be maintained by the Company are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing Date that are due and payable will have been paid. As of the date hereof, neither Seller nor, to the knowledge of Seller, the Company has received any notice of cancellation or termination with respect to any such policy, except for policies that have been or will be replaced on substantially similar terms.

          2.12  PERMITS.

          The Company holds all material Permits that are required by any Governmental Entity to permit the Company to conduct the Business and the business of the Company as it is conducted on the Closing Date, and all such material Permits are valid and in full force and effect, subject to the filings and approvals contemplated by Section 4.5. To the knowledge of Seller, no suspension, cancellation or termination of any of such material Permits is threatened or imminent. The Company is in compliance in all material respects with the terms and conditions of such material Permits.

          2.13  COMPLIANCE WITH LAW.

          Since January 1, 1997, the Company has complied in all material respects with all Laws, to the extent applicable to the conduct of the Business.

          2.14  ENVIRONMENTAL COMPLIANCE.

          The Company (i) has obtained all material, environmental, health and safety permits, authorizations and other Licenses required under all Environmental Laws to carry on its business as conducted on the date hereof;
(ii) is in compliance in all material respects with the terms and conditions of all such permits, authorizations and other Licenses; and (iii) is in compliance in all material respects with all applicable Environmental Laws. The Company has not treated, stored, disposed of or released any Regulated Substance in violation of any Environmental Law. The Company has not owned or operated any property or facility in violation of any Environmental Law. To the knowledge of Seller, there are no conditions that have or would give rise to any current material liability under any Environmental Law with respect to the Company. Neither Seller nor the Company has received any notice of or other information relating to any such liability. Seller has provided to Buyer all environmental documents, including correspondence with Governmental Entities and environmental assessment reports and audits, concerning the Company or its facilities that are in the Company's possession, custody or control.

          2.15  EMPLOYEE BENEFITS.

          (a) Section 2.15(a) of the Seller Disclosure Schedule lists (and identifies the sponsor of) each "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, each "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS"), each other retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by the Company or its Affiliates in respect of or for the benefit of any employee of the Company or any employee of Seller or its Affiliates who provides substantially all of his or her services to or for the Business (an "EMPLOYEE") or former Employee (collectively, together with the ERISA Plans, referred to hereinafter as the "BENEFIT PLANS"). Section 2.15(a) of the Seller Disclosure Schedule also lists any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Employees or former Employees employed or formerly employed by the Company outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "FOREIGN PLANS").

          (b) Except as set forth in Section 2.15(b) of the Seller Disclosure Schedule, with respect to the ERISA Plans:

                (1) neither the Company nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company could be subject to any liability pursuant to Section

409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; and

                (2) since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by the Company (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full.

          (c) Except as set forth in Section 2.15(c) of the Seller Disclosure Schedule, with respect to the ERISA Plans:

                (1) each of the ERISA Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, nothing has occurred since the date of the most recent such determination that would adversely affect the qualified status of any of such ERISA Plans, and each such ERISA Plan has been or will be submitted to the IRS within the applicable remedial amendment period (as determined under Code
Section 401(b)) for a determination that such ERISA Plan remains qualified under the provisions of the "GUST" legislative requirements; and

                (2) as of the date hereof, there are no pending claims by or on behalf of any of the ERISA Plans, by any employee or beneficiary covered under any such ERISA Plan against any such ERISA Plan, or otherwise involving any such ERISA Plan (other than immaterial or routine claims for benefits and routine expenses).

          (d) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable laws (including, to the extent applicable, ERISA and the Code).

          (e) Each Foreign Plan is in compliance in all material respects with all applicable laws.

          (f) Except for the Sales Incentive Compensation Plan(s), (1) none of the Benefit Plans are sponsored by the Company, (2) all of the Benefit Plans are sponsored by Seller or its Affiliates, and (3) except as provided in Article VI or as disclosed on the Closing Balance Sheet, no benefit liabilities under any Benefit Plan will be assumed by Buyer as a result of the consummation of the transaction contemplated herein.

          2.16  INTERCOMPANY OBLIGATIONS.

          Other than as contemplated by Sections 1.9(a), 1.9(c), 1.9(e), Section 4.6, Article IX and the Related Agreements, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event (other than an act taken by the Surviving Corporation after the Effective Time), or with the lapse of time, or both) result in any payment arising or becoming due from the Company or the Surviving Corporation to Seller or any Affiliate of Seller.

          2.17  NO BROKERS OR FINDERS.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions except for Salomon Smith Barney Inc., as to which Seller shall have full responsibility and neither Buyer nor the Surviving Corporation shall have any liability.

          2.18  OPERATION IN THE ORDINARY COURSE.

          Except as set forth in Section 2.18 of the Seller Disclosure Schedule, since September 30, 2001 the Company has operated its business in the ordinary course and consistent with past practice.

          2.19  AFFILIATE TRANSACTIONS.

          (a) Except as disclosed in Sections 2.5, 2.7, 2.15 or 2.19 of the Seller Disclosure Schedule, as of the date hereof:

                (1) None of Seller, Verizon or any their respective Affiliates (other than the Company) is a party to any Contract with the Company for the sale or provision of materials, supplies, goods, services, equipment, facilities or other assets to the Company that (x) provides for a payment by the Company in any year of $250,000 or more or (y) provides for (or would reasonably be expected to result in) aggregate payments by the Company during the term of such agreement, without giving effect to any renewal or extension thereof, of $500,000 or more;

                (2) The Company is not a party to any Contract for the sale or provision of materials, supplies, goods, services, equipment, facilities or other assets to Seller, Verizon or any of their respective Affiliates (other than the Company) that (x)(A) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or is not terminable by the Company within one year without penalty, and (B) provides for (or would reasonably be expected to result in) a payment to the Company in any year of $250,000 or more or (y) provides for (or would reasonably be expected to result in) aggregate payments to the Company during the term of such agreement, without giving effect to any renewal or extension thereof, of $500,000 or more; and

                (3) None of Seller, Verizon or any of their respective Affiliates (other than the Company) is a party to any Contract that relates to the provision to the Company of any interconnection or other material telecommunications services (the foregoing Contracts referenced in clauses (1), (2) and (3), the "AFFILIATE CONTRACTS").

          (b) True copies of each Affiliate Contract to which the Company is a party, including all amendments and supplements, have been furnished to Buyer.

          (c) Each Affiliate Contract is enforceable in accordance with its terms against the Company and the other parties thereto, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          2.20  BANK ACCOUNTS.

          Section 2.20 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.

          2.21  SUPPLIERS AND CUSTOMERS.

          Section 2.21 of the Seller Disclosure Schedule lists, by dollar volume accrued or payable for the twelve months ended on September 30, 2001, the Company's ten largest customers (aggregating such customer and its Affiliates) other than customers that are Affiliates of Verizon (each, a "MATERIAL CUSTOMER") and ten largest suppliers (each, a "MATERIAL SUPPLIER"). For each Material Customer, Section 2.5 of the Seller Disclosure Schedule shows the effective date and termination date of each Contract between the Company and such Material Customer, and Section 2.21 of the Seller Disclosure Schedule shows the aggregate amount of revenues accrued by the Company from such Material Customer during the twelve months ended on September 30, 2001. To the knowledge of Seller, as of the date hereof, the Company has not received any notice that
(i) any Material Customer has ceased or has materially reduced, or intends to cease or materially reduce, its use of the Company's services or (ii) any Material Supplier has ceased supplying or has materially reduced the supply of, or intends to cease supplying or materially reduce the supply of, any products, goods or services necessary to conduct the Business.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                 AND MERGER SUB

          Buyer and Merger Sub jointly and severally represent, warrant and agree, as of the date hereof and as of the Closing Date, as follows:

          3.1   ORGANIZATION AND RELATED MATTERS.

          Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Buyer and Merger Sub have all necessary corporate power and authority to carry on their respective businesses as now conducted. Buyer and Merger Sub have the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements.

          3.2   AUTHORIZATION.

          The execution, delivery and performance of this Agreement and the Related Agreements by each of Buyer and Merger Sub have been duly and validly authorized by its respective Board of Directors, by Buyer as the sole stockholder of Merger Sub and by all other necessary corporate action on its part. This Agreement and, when executed, the Related Agreements constitute legally valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3   NO CONFLICTS.

          The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Merger Sub will not violate the provisions of, or constitute a breach or default whether upon lapse of time or the occurrence of any act or event or otherwise under, (a) the certificate of incorporation or bylaws of Buyer or Merger Sub, (b) any Law to which Buyer or Merger Sub is subject or (c) any Contract to which Buyer or Merger Sub is a party, provided (as to clauses (b) and (c) respectively) that the appropriate regulatory approvals are received as contemplated by Section 7.1. Except for any filings or approvals required under the Hart-Scott-Rodino Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Merger Sub will not require any Approvals to be obtained except for any such Approvals the failure of which to receive would not in the aggregate have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement or the Related Agreements.

          3.4   NO BROKERS OR FINDERS.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer, Merger Sub or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, except for Lehman Brothers Inc., as to which neither Seller nor, prior to the Closing Date, the Company shall have any liability.

          3.5   LEGAL PROCEEDINGS.

          There is no Order or Action pending or to the knowledge of Buyer, threatened against or affecting Buyer or Merger Sub that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on Buyer's or Merger Sub's ability to consummate the transactions contemplated by this Agreement and the Related Agreements.

          3.6   FINANCING.

          (a) Merger Sub has received, accepted and agreed to, and paid, to the extent due, all applicable commitment fees for, (1) a valid and binding commitment letter from certain lenders (the "DEBT FINANCING COMMITMENT LETTER"), committing them to provide debt financing for the transactions contemplated by this Agreement to Merger Sub in an aggregate amount of $545,000,000.00, subject to the terms and conditions set forth therein (such debt financing, the "DEBT FINANCING") and (2) a valid, binding and irrevocable commitment letter from certain equity investors (the "EQUITY FINANCING COMMITMENT LETTER"), committing them to provide equity financing to Merger Sub in the amount of $255,000,000.00, subject to the terms and conditions set forth therein (such equity financing, the "EQUITY FINANCING" and together with the Debt Financing, the "FINANCING"), and, in the case of the Equity Financing Commitment Letter, naming Seller as a third-party beneficiary thereof. True and complete copies of the Debt Financing Commitment Letter and Equity Financing Commitment Letter are attached hereto as Exhibit F and Exhibit G, respectively. Buyer has also delivered to Seller a true and complete copy of each fee letter referred to in the Debt Financing Commitment Letter; PROVIDED that the amount of fees payable by Buyer and Merger Sub pursuant to such fee letters and certain other terms has been redacted therefrom. The aggregate proceeds of the Financing, together with cash and cash equivalents otherwise available to Merger Sub and the Surviving Corporation after the Closing Date Dividend and the Closing, will be sufficient to (i) pay the Merger Consideration, (ii) provide the Surviving Corporation with sufficient working capital and (iii) pay all fees and expenses of Buyer and its Affiliates (including, after the Closing Date, the Surviving Corporation) incurred in connection with the transactions contemplated by this Agreement. As of the date hereof, neither Buyer nor Merger Sub is aware of any fact or circumstance that would indicate it will not be able to satisfy the conditions to funding set forth in the Debt Financing Commitment Letter and the fee letters referred to therein.

          (b) Buyer, Merger Sub and their respective Affiliates have no Indebtedness, and, except for this Agreement, the Related Agreements, and other agreements entered into in connection with the Debt Financing, the Equity Financing (including agreements related to equity investments in Buyer or its Affiliates by certain co-investors and agreements related to the employment of and equity investments by certain prospective members of the Company's management) or the consummation of the transactions contemplated by this Agreement, none of Buyer, Merger Sub and their respective Affiliates are a party to any other Contracts.

          3.7   INSURANCE MATTERS.

          Buyer and Merger Sub acknowledge that the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained by Verizon (the "VERIZON CORPORATE POLICIES"). Verizon Corporate Policies will not be available (except for matters arising from activities on or prior to the Closing Date) or transferred to Buyer or the Surviving Corporation after the Closing. It is understood that Verizon shall be free at its discretion at any time to cancel prospectively or not renew any of the Corporate Policies as to coverage relating to events subsequent to the Closing Date or insured risks other than those associated with the Company prior to the Closing Date.

          3.8   INVESTMENT REPRESENTATION.

          Buyer acknowledges that the common stock of the Surviving Corporation will not be registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the common stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution thereof (other than in compliance with all applicable federal and state securities laws). Buyer agrees that the common stock of the Surviving Corporation will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          3.9   INVESTIGATION; NO OTHER REPRESENTATIONS OR WARRANTIES.

          (a) Buyer and Merger Sub have conducted a thorough review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and acknowledge that Buyer and Merger Sub have been provided access to the personnel, properties, premises and records of the Company and relevant personnel and records of the Seller for such purpose.

          (b) Except for the representations and warranties expressly set forth in this Agreement, Buyer and Merger Sub acknowledge that none of Seller, any of its Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Stock, the Company, the Business or otherwise or with respect to any other information provided to Buyer, Merger Sub or their respective Affiliates, agents or representatives, whether on behalf of Seller or such other Persons, including as to (a) the operation of the Business by the Surviving Corporation after the Closing in any manner other than as used and operated by the Company or (b) the probable success or profitability of the ownership, use or operation of the Surviving Corporation or the Business by Buyer after the Closing, including the profitability of the Material Contracts, either individually or in the aggregate. FOR THE AVOIDANCE OF DOUBT, BUYER AND MERGER SUB ACKNOWLEDGE THAT NONE OF SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STOCK, THE COMPANY, THE BUSINESS OR OTHERWISE WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE. In the absence of fraud on the part of Seller and subject to the initial sentence of this paragraph, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, Merger Sub or Buyer's, Merger Sub's or their respective Affiliates', agents', representatives' or other Persons' use of, any information, including the Confidential Information Memorandum dated June 2001 circulated by Salomon Smith Barney Inc. (the "INFORMATION MEMORANDUM"), related to the Business and any information, document or material furnished or made available to Buyer or Merger Sub in certain "data rooms," management presentations or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement.

          3.10  NO KNOWLEDGE OF INDEBTEDNESS.

          To the knowledge of Buyer and Merger Sub, the Company had no Indebtedness as of September 30, 2001.

                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

          4.1   ACCESS.

          Subject to the non-disclosure agreement dated July 20, 2001, between Buyer (or its Affiliate) and Seller (or its Affiliate) (the "CONFIDENTIALITY AGREEMENT"), applicable Laws and doctrines of attorney-client privilege, prior to the Closing Seller shall cause the Company to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants, counsel and financing sources and its financing sources' counsel, provided that such Persons are obligated to protect the confidentiality of the Company's information) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of its properties, books, records, operating instructions and procedures, separate Company Tax Returns, Tax Returns for Other Taxes and all other information with respect to the Business as Buyer may from time to time reasonably request (including work papers and management letters of the Company's accountants generated in connection with their preparation of the Company's Financial Statements), and to make copies of such books, records and other documents and to discuss the Company's business with such other Persons, including the Company's directors, officers, employees, accountants and counsel, as Buyer considers necessary or appropriate, in the exercise of its reasonable business judgment.

          4.2   REPORTS.

          Subject to the Confidentiality Agreement, prior to the Closing Seller will furnish to Buyer within five (5) business days of its submission, publication or completion (a) copies of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity relating to the Company (other than confidential portions relating to the sale of the Stock and the transactions contemplated hereby and Tax Returns other than separate Company Tax Returns and Tax Returns for Other Taxes) and (b) monthly unaudited, condensed balance sheets and income statements for the Company. Each of the financial statements delivered pursuant to clause (b) of this Section 4.2 shall be prepared on a basis consistent with the September 30, 2001 Financial Statements delivered pursuant to Section 2.3.

          4.3   CONDUCT OF BUSINESS.

          Except as set forth in Section 4.3 of the Seller Disclosure Schedule, from and after the date hereof until the Closing, Seller agrees with and for the benefit of Buyer that the Company shall not, without the prior consent in writing of Buyer, which may not be unreasonably withheld:

          (a) conduct the Business in any manner except in the ordinary course of business; or

          (b) (1) amend or terminate any Material Contract except in the ordinary course of business, (2) enter into any Contract with Verizon or any of its Affiliates (other than the Company) that, either individually or when aggregated together with all other such Contracts, Seller would have been required to disclose on Section 2.5 or 2.19 of the Seller Disclosure Schedule had it been entered into prior to the date hereof except for the Related Agreements and Contracts required to satisfy the conditions stated in Sections 7.2(i) and 7.2(j) or (3) enter into or renegotiate any Material Contract with any Person other than Verizon and its Affiliates (other than the Company); PROVIDED that, notwithstanding the foregoing clause (3), the Company shall be permitted to enter into or renegotiate any Material Contract if, prior to the execution thereof, Seller or the Company has used commercially reasonable efforts to inform Buyer of the proposed material terms of such Material Contract and provided Buyer with a reasonable opportunity to discuss the terms of such Material Contract with Seller or the Company; or

          (c) terminate or fail to use reasonable efforts to renew or preserve any material Permits; or

          (d) incur or agree to incur any obligation or liability (absolute or contingent), excluding Indebtedness, that calls for payment by the Company of more than $1,000,000 in any individual case or more than $2,500,000 in the aggregate, except for (1) trade payables incurred in the ordinary course of business, (2) obligations and liabilities that will be retained or assumed by Seller and its Affiliates pursuant to Article VI and (3) obligations and liabilities to Verizon and its Affiliates that either (x) are incurred in the ordinary course of business or (y) will be terminated on or prior to the Closing Date pursuant to Section 4.6; or

          (e) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit (other than a plan loan under and in accordance with the terms of the Seller Savings Plans), to or for the benefit of any director, officer, employee, stockholder or any of their respective Affiliates, except for (1) loans, guarantees, extensions of credit or commitments therefor made to officers or employees for moving, relocation and travel expenses consistent with past practice and (2) any note payable to Seller to be cancelled prior to the Closing Date pursuant to Section 4.6; or

          (f) except (1) as set forth in Section 4.3 of the Seller Disclosure Schedule or (2) in the ordinary course of business (which shall be deemed to include changes made in connection with new Verizon pension, savings, retiree welfare and related benefits communicated to Employees prior to the Closing) or
(3) as required by Law or the terms of this Agreement or any Contract set forth in Section 2.5 or 2.15 of the Seller Disclosure Schedule, (x) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), (y) grant any increase in salary or benefits of any officer or director or pay any special bonus to any person or (z) enter into any (i) employment agreement having a term in excess of six months (other than agreements with employees relating primarily to confidentiality or the assignment of rights to Intellectual Property to the Company) or requiring the Company to make payments after the Closing Date in excess of $150,000 in the aggregate, (ii) collective bargaining agreement or (iii) severance agreement; or

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          (g)   sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (1) for dispositions of property not greater than $2,500,000 in the aggregate or (2) as contemplated by this Agreement or the Related Agreements; or

          (h) issue, sell, redeem or acquire for value, or agree to issue, sell, redeem or acquire for value, any Equity Securities of the Company; or

          (i) make, in any calendar month, capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate; or

          (j) make any investment, by purchase, contributions to capital, property transfers or otherwise, in any other Person that is in excess of $500,000 individually or $1,500,000 in the aggregate; or

          (k) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company, except as may result from the consummation of the Merger; or

          (l) amend the certificate of incorporation or by-laws of the Company; or

          (m) subject to any Encumbrance, any of the material properties or assets of the Company; or

          (n)   incur or agree to incur any Indebtedness; or

          (o) transfer any Business Statutory Intellectual Property or Business Non-Statutory Intellectual Property to any Person other than the Company or voluntarily abandon or permit to lapse, other than in the normal course of prosecution, any registrations, applications for registration, patents or patent applications included in the Business Statutory Intellectual Property; or

          (p) agree to take or make any commitment to take any actions prohibited by this Section 4.3.

          Notwithstanding the foregoing, this Section 4.3 shall not prohibit the Company from repairing or replacing assets in the event of an emergency or casualty loss where necessary to preserve the business of the Company and time is of the essence.

          4.4   CONTROL OF THE BUSINESS OF THE COMPANY.

          Nothing contained in this Agreement shall give Buyer or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Closing Date.

          4.5   PERMITS, APPROVALS AND GOVERNMENT FILINGS.

          Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain all (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits and to make any filings that may be necessary to effect the Merger and the other transactions contemplated by this Agreement, including any and all filings required under the Hart-Scott-Rodino Act. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws. Seller and Buyer shall supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller's or Buyer's negotiating objectives or strategies or purchase price expectations. Buyer shall pay all Hart-Scott-Rodino Act filing fees.

          4.6   ELIMINATION OF INTERCOMPANY AND AFFILIATE LIABILITIES.

          (a) Prior to the Closing Date, Seller shall purchase, cause to be repaid or, with respect to guarantees, assume liability for any and all loans or other extensions of credit made or guaranteed by the Company to or for the benefit of any director, officer or employee of Verizon or Seller after the Closing Date.

          (b) As of the close of business on the business day immediately prior to the Closing Date, the principal amount of any note receivable and all other intercompany loans, together with any accrued interest, payable to the Company by Seller or Verizon shall be paid.

          (c) As of the close of business on the business day immediately prior to the Closing Date, the principal amount of any note payable and all other intercompany loans, together with any accrued interest, payable by the Company to Seller or Verizon (or any of their respective Affiliates other than the Company) shall be cancelled, and the Company shall assume liability for any and all guarantees or other extensions of credit support made by Seller or Verizon (or any of their respective Affiliates other than the Company) to or for the benefit of the Company to the extent set forth in Section 4.6 of the Seller Disclosure Schedule.

          (d) The provisions of this Section 4.6 shall not apply to (i) any intercompany trade accounts payable or receivable, including amounts payable by or to Verizon Wireless or its Affiliates (or other Persons in which Verizon beneficially owns capital stock) under Contracts for the provisions of clearing, settlement and other services, (ii) any reimbursements due for corporate services under the pro-rate agreement or arrangement with Verizon consistent with past practice, or (iii) any other liability or obligation set forth in
Section 4.6 of the Seller Disclosure Schedule.

          4.7   ACCURACY OF INFORMATION.

          All documents required to be filed by any of the parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

          4.8   BUYER'S FINANCING.

          (a) Buyer will promptly notify Seller of any proposal by any of the lenders named in the Debt Financing Commitment Letter to withdraw, terminate or make a material change in the amount or terms of the Debt Financing Commitment Letter. In addition, upon Seller's request, but no more frequently than once per month, Buyer shall advise and update Seller, in a level of detail reasonably satisfactory to Seller, with respect to the status, proposed closing date and material terms of the proposed Debt Financing. Neither Buyer nor Merger Sub shall consent to any amendment, modification or early termination of the Equity Financing Commitment Letter or any termination of the Debt Financing Commitment Letter.

          (b) Buyer and Merger Sub shall, and shall cause their respective Affiliates to, use all commercially reasonable efforts to (1) maintain the effectiveness of the Debt Financing Commitment Letter, (2) cause to be made available to Merger Sub the Debt Financing or other debt financing in an aggregate principal amount equal to the principal amount of the Debt Financing and on material economic terms no less favorable in the aggregate to Merger Sub than the material economic terms reflected in the term sheets attached to the Debt Financing Commitment Letter and (3) satisfy all funding conditions to the Debt Financing or such other debt financing set forth in the definitive documentation with respect to the Debt Financing or such other debt financing.

          4.9   NON-SOLICITATION.

          From the date hereof until the earlier of (x) the Effective Time or
(y) the termination of this Agreement, Seller will not, and will not permit the Company to, directly or indirectly, including through Verizon or Salomon Smith Barney Inc., (i) enter into, either as the surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation or business combination involving the Company or a purchase or disposition of all or substantially all of the Company's assets or capital stock other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION") or
(ii) solicit submissions of proposals or offers, or initiate or participate in discussions or negotiations, in respect of a proposed Acquisition Transaction with any Person (other than Buyer and its Affiliates and Buyer's or Merger Sub's proposed lenders).

          4.10  SUPPLEMENTAL DISCLOSURE.

          (a) Seller shall have the right from time to time prior to the Closing to supplement Section 2.3(c) of the Seller Disclosure Schedule with respect to any matter that arises after the date hereof and that would have been required or permitted to be set forth or described in Section 2.3(c) of the Seller Disclosure Schedule had such matter existed or been known as of the date of this Agreement. Any such supplemental disclosure will be deemed to have cured any breach of the representation and warranty made in Section 2.3(c) for all purposes hereunder other than determining whether the condition set forth in
Section 7.2(a) has been satisfied. Notwithstanding anything to the contrary in this Agreement or in the Seller Disclosure Schedule, supplements to Section 2.3(c) of the Seller Disclosure Schedule shall not update any other Section of the Seller Disclosure Schedule.

          (b) To the extent provided in Section 6.1(a), Seller shall have the right from time to time prior to the Closing to amend or supplement Sections 6.1(a)(1) and 6.1(a)(2) of the Seller Disclosure Schedule.

          4.11  BUSINESS SOFTWARE.

          (a) Prior to the Closing Date, Seller shall use commercially reasonable efforts to locate (including in response to specific requests by the Company) and return to the Company all copies of Business Software in the possession of Seller and all of its Affiliates (other than the Company) except for Portions of Business Software.

          (b) From and after the date hereof until the Closing, Seller agrees with and for the benefit of Buyer that neither Seller nor the Company shall disclose for any purpose or otherwise make available Business Software to Verizon Wireless or its Controlled Affiliates.

                                    ARTICLE V
                         ADDITIONAL CONTINUING COVENANTS

          5.1   COOPERATION.

          After the Closing Date, upon Seller's request (and at Seller's expense) and without necessity of subpoena, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation and any of its Subsidiaries and their representatives and counsel to, cooperate fully with Seller and its representatives and counsel for purposes of permitting Seller to address and respond to any matters involving Seller that arise as a result of Seller's prior ownership of the Company, whether or not related to this Agreement, including claims made by or against Seller and involving any Governmental Entity or third party. Such cooperation shall include (subject to customary obligations of confidentiality) (i) reasonable access during normal business hours and upon reasonable notice to, without limitation, the Surviving Corporation's and any of its Subsidiaries' officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures and (ii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer's obligations under this Section 5.1 are in addition to Buyer's other obligations to cooperate with Seller contained in this Agreement, including Buyer's obligations under Section 5.3(f).

          5.2   POWERS OF ATTORNEY.

          On and after the Closing Date, Seller and its Affiliates shall not, without the prior consent of Buyer or the Surviving Corporation, exercise, or permit any other Person to exercise, any power of attorney granted to Seller or any of its Affiliates by the Company.

          5.3   TAX MATTERS.

          (a)   TAX RETURNS.

                (1) Seller shall properly prepare or cause to be properly prepared and shall timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date; PROVIDED, however, (A) the requirement to

"properly prepare" Tax Returns set forth in the preceding clause of this sentence shall not apply with respect to (i) Tax Returns with respect to federal Income Taxes, and (ii) Tax Returns with respect to Income Taxes imposed by jurisdictions that recognize an election under Section 338(h)(10) of the Code (or any comparable provisions of state or local law), and (B) preparation of Tax Returns other than those described in clauses (i) and (ii) above by Verizon consistent with Verizon's or GTE's past practice shall be deemed to be "properly prepared" for purposes of this section. At least 20 days prior to the due date (including extensions thereof) for filing a Tax Return required to be filed as described in the preceding sentence other than those described in clauses (i) and (ii) above (and, in the case of an amended Tax Return, at least 20 days prior to the date on which Verizon or Seller shall file such amended Tax Return), if Verizon or Seller is taking a position inconsistent with any such Tax Return for periods ending on or prior to the Closing Date which position would materially and adversely affect the Tax Liability of the Company or Buyer for any post-Closing period, Seller shall provide Buyer with a copy of such Tax Return, and Buyer shall have the right to review and approve each such Tax Return to the extent it relates to the Company, which approval shall not be unreasonably withheld. Except as required by a change in applicable law, or as required as a result of an election under Section 338(h)(10) of the Code, all Tax Returns required to be filed as described in the first sentence of this
Section 5.3(a), other than those described in clauses (i) and (ii) above, shall be prepared and filed by Verizon or Seller in a manner that is consistent with prior practice with respect to those portions of such Tax Returns which relate to the Company and its Subsidiaries, or if inconsistent and in a manner that would materially and adversely affect the Tax Liability of the Company for any post-Closing period, Buyer shall have the right to review and approve each such Tax Return to the extent it relates to the Company, which approval shall not be unreasonably withheld. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending after the Closing Date. In no event shall Buyer or the Company, or any Affiliate of Buyer or the Company, file any Tax Return for the Company in jurisdictions outside of the United States (i) for periods ending prior to the Closing Date or (ii) for periods that begin prior to and end after the Closing Date to the extent such Tax Return would affect the Tax liability or Tax attributes of the Company for periods prior to the Closing Date. With respect to any Tax Return for the Company in jurisdictions outside of the United States, for periods following the Closing Date, other than those described in clause
(ii) of the preceding sentence, and, except with respect to jurisdictions in which the Company has filed Tax Returns for periods prior to the Closing Date, Buyer and the Company and the Affiliates of Buyer and the Company will only file Tax Returns for the Company in jurisdictions outside of the United States to the extent reasonably required by law in the good faith determination of the Buyer after consultation with its tax counsel.

                (2) Notwithstanding Section 5.3(a)(1) hereof, at Verizon's, GTE's or Seller's option, if Verizon, GTE or Seller provides written notice to Buyer at least 60 days prior to the due date of such Tax Return and at Seller's expense, Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Other Taxes of the Company and its Subsidiaries for periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.

                (3) With respect to (A) (i) Tax Returns required to be filed by Buyer for the Company and its Subsidiaries pursuant to Section 5.3(a)(1) for periods that begin prior to and end after the Closing Date for which Verizon, GTE or Seller has liability for more than 50 percent of the Taxes due (including pursuant to its indemnity obligations hereunder), and (ii) Tax Returns filed by Buyer pursuant to Section 5.3(a)(2), such Tax Returns will be properly and timely filed and shall be prepared and filed in a manner that is consistent with prior practice, and Buyer shall furnish a completed copy of such Tax Returns to Seller for Seller's approval not later than 20 days before the due date for filing such returns (including extensions thereof), which approval shall not be unreasonably withheld; and (B) Tax Returns required to be filed by Buyer for the Company and its Subsidiaries other than those described in clause (A), such Tax Returns will be properly and timely filed and shall be prepared and filed in a manner that is consistent with prior practice, PROVIDED, however, that preparation of such Tax Returns by Buyer consistent with Verizon's, GTE's or Seller's past practice shall be deemed to be "properly prepared" for purposes of this clause (B), and if Buyer is taking a position inconsistent with any such Tax Return which position would materially and adversely affect the Tax liability of the Company or Seller for any pre-Closing period, Buyer shall provide Seller with a copy of such Tax Return not later than 20 days before the due date for filing such returns (including extensions thereof) and Seller shall have the right to review and approve each such Tax Return. Furthermore, with respect to Tax Returns filed by the Company pursuant to Section 5.3(a)(1) or (2), Buyer shall not take (and shall cause the Company and its Subsidiaries not to take) a position with respect to any item on any such Tax Return relating to the determination of the taxable income or taxable value of the Company or any of its Subsidiaries which is inconsistent with the position taken with respect to such item on a prior Tax Return or, if inconsistent, will obtain Seller's prior written consent to such inconsistent position if such inconsistent position would materially and adversely affect the Tax liability of Verizon, GTE or Seller (including pursuant to any indemnity obligations hereunder) (collectively, the "CONSISTENCY REQUIREMENT"), except that the Consistency Requirement shall not apply (i) to Tax Returns with respect to federal Income Taxes, (ii) to Tax Returns with respect to Income Taxes imposed by jurisdictions that recognize an election under Section 338(h)(10) of the Code (or any comparable provisions of state or local law), (iii) if an inconsistent position is required by law in Buyer's good faith determination after consultation with its tax counsel, (iv) to the extent the position taken with respect to such item on the prior Tax Return was in violation of applicable law in Buyer's good faith determination after consultation with its tax counsel, and (v) for any Tax Return required to be filed with respect to any taxable period beginning after one full taxable year after the Closing Date.

                (4) Subject to the Section 338(h)(10) Election, Buyer and Seller agree to treat the Merger, for all Tax purposes, including for purposes of reporting the transaction on any Tax Return, as the purchase and sale of stock of the Company, and neither Buyer nor Seller will take any position for Tax purposes inconsistent with such treatment.

          (b)   LIABILITY FOR TAXES.

                (1) Seller shall be liable for and shall hold Buyer and the Company harmless from any and all Taxes and Losses with respect to any liability for or with respect to (i) any Taxes payable by or attributable to the Company and its Subsidiaries or their assets and operations for periods (or portions thereof) ending on or prior to the Closing Date (except for any liability associated with transfer taxes for which Buyer is responsible under Section 5.3(g) hereof) except for the Balance Sheet Taxes (as defined in Section 5.3(b)(2)), treating for purposes of this Section 5.3 (in the case that the Closing Date is not the end of the taxable year under applicable law) the Closing Date as the end of a short taxable year, and determining the tax liability for such year (x) in the case of Income Taxes, as an amount equal to the amount of Income Taxes that would be payable if the period for which such Income Tax is assessed ended as of the end of the Closing Date, and (y) in the case of Taxes other than Taxes described in clause (x) hereof, as an amount equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending as of the end of the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire period, (ii) any Tax imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 with respect to the taxable income of any Affiliated Group (or any corresponding provision of state, local or foreign law), (iii) any tax caused by or resulting from an election pursuant to Section 338(h)(10) of the Code or any corresponding provision of state, local or foreign Law and (iv) any Tax allocation or Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise. Notwithstanding any other provision of this Agreement, the indemnification under this Section 5.3 shall not be subject to the indemnification limitations set forth in Section 9.5. Buyer shall prepare, and permit Seller to audit, such analyses as are reasonably requested by Seller to support any claim for indemnification under this Section.

                (2) Buyer and the Company shall be liable for, and shall hold Verizon, GTE and Seller harmless from, (i) any and all Taxes that become due or payable with respect to the Company or any of its Subsidiaries for any period (or portion thereof) beginning after the Closing Date, (ii) any and all Taxes (other than Income Taxes) that become due and payable with respect to the Company or its Subsidiaries for periods (or portions thereof) ending on or prior to the Closing Date to the extent reflected on the Closing Balance Sheet ("BALANCE SHEET TAXES"), and (iii) one half of all Taxes described in Section 5.3(g) hereof.

                (3) Buyer shall not cause or permit the Company or any of its Subsidiaries to take any action on the Closing Date for the remaining part of the day after the time of the Closing outside the ordinary course of business of the Company, other than transactions contemplated by this Agreement and the agreements contemplated hereby (including the incurrence of additional indebtedness) relating to the Company that could give rise to any Tax liability to Verizon, GTE or Seller (including pursuant to any indemnity obligations hereunder), and shall, and shall cause the Company to, indemnify and hold Verizon, GTE and Seller harmless from any such Tax.

          (c) REFUNDS. Except with respect to any refund arising from the carryback of any post-Closing Tax loss, deduction or credit of the Company, any refunds or credits of Taxes with respect to the Company or any of its Subsidiaries for any period (or portion thereof) ending on or before the Closing Date (other than Balance Sheet Taxes, which shall be for Buyer's account) shall be for the account of Seller ("PRE-CLOSING TAX REFUNDS"). Buyer shall (1) if Seller so requests in writing and at Seller's expense, cause the relevant entity (Buyer, Company, Subsidiary or any successor) to file for and obtain any Pre-Closing Tax Refunds, including through the prosecution of any administrative or judicial proceeding which Seller, in its sole and absolute discretion, chooses to direct such entity to pursue, and (2) permit Seller to control (at Seller's expense) the prosecution of any claim for Pre-Closing Tax Refunds, and when deemed appropriate by Seller, shall cause the relevant entity to authorize by appropriate power of attorney such person as Seller shall designate to represent such entity with respect to such refund claimed; PROVIDED that, if filing for and obtaining such Pre-Closing Tax Refund would materially and adversely affect the Tax liability or Tax attributes of the Company or any Subsidiary for any Tax period (or portion thereof) ending after the Closing Date ("ADVERSE TAX CONSEQUENCES"), Buyer shall have no obligation, and Seller shall have no right to cause or request Buyer to file for and obtain any Pre-Closing Tax Refund, unless Seller agrees in writing reasonably acceptable to Buyer to reimburse and indemnify Buyer against any such Adverse Tax Consequences; PROVIDED, however, that Seller shall have no obligation to provide such written agreement or to reimburse and indemnify Buyer against any such Adverse Tax Consequences unless Buyer, at Seller's request, provides Seller with a written description of the nature of and good faith estimate of the amount of such Adverse Tax Consequences based on information reasonably available to the Buyer at the time of such request; AND FURTHER PROVIDED that, with respect to the description of claims for the specifically identified Pre-Closing Tax Refunds set forth in Section 5.3 of the Seller Disclosure Schedule, Buyer has agreed that there are no Adverse Tax Consequences, other than liability for any Taxes, interest or other reasonable expenses that may be incurred with respect to obtaining or receiving such refund. Buyer shall forward to Seller any such refund, less, in each case, any Taxes, interest or other reasonable expenses of Buyer with respect to obtaining or receiving such refund, promptly after the refund is received or any such credit at the time such credit results in an actual reduction of Taxes otherwise payable by Buyer or the Company. If Buyer, the Company or any of its Subsidiaries becomes aware of a reasonable basis for claiming a Pre-Closing Tax Refund to which Seller is entitled hereunder, Buyer shall notify Seller of any such Pre-Closing Tax Refund (it being understood that Buyer, the Company and its Subsidiaries shall not have any duty to investigate the existence of any such potential Pre-Closing Tax Refund). Buyer shall be entitled to any refund or credit of Taxes arising from the carryback of any post-Closing Tax losses, deductions, or credit of the Company (a "CARRYBACK"), and Seller and its Affiliates shall promptly forward such refund to Buyer after the refund is received or any such credit at the time such credit results in an actual reduction of Taxes otherwise payable by Seller or its Affiliates, less, in each case, any Taxes, interest or other reasonable expenses of Seller with respect to obtaining or receiving such refund; PROVIDED, however, that if, notwithstanding the provisions of Section 5.3(i) hereof, Seller consents to the filing of an amended Tax Return for the purpose of permitting Buyer to obtain a refund from a Carryback, then Buyer shall agree in writing to indemnify Seller against any material and adverse effect of the filing for and obtaining such Carryback on the Tax liability or Tax attributes of Seller. Notwithstanding the foregoing, the control of the prosecution of a claim for refund or credit for Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as the result of an audit shall be governed by the provisions of Section 5.3(e).

          (d) ADJUSTMENTS DUE TO AUDIT, ETC. If an audit adjustment, amended return or amended assessment ("ADJUSTMENT") after the Closing Date shall both increase a Tax liability which is allocated to Verizon, GTE or Seller under
Section 5.3(b) (or reduce losses or credits otherwise available to Verizon, GTE or Seller) and decrease a Tax liability of (or increase losses or credits otherwise available to) Buyer or the Company or any of its Subsidiaries for a period ending after the Closing Date, then Buyer shall pay to Seller an amount equal to the Net Tax Benefit actually realized by the Buyer (or the Company) less the Net Tax Detriment suffered by the Buyer (or the Company), calculated in a manner consistent with the principles set forth in Section 9.9 hereof. Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to Verizon, GTE or Seller under Section 5.3(b) (or increase losses or credits of Verizon, GTE or Seller) for a period ending on or before the Closing Date and increase the Tax liability of Buyer, the Company or any of its Subsidiaries (or reduce losses or credits otherwise available to any such corporation after taking into account this Agreement) for a period ending after the Closing Date, then Seller shall pay to Buyer an amount equal to the Net Tax Benefit actually realized by Seller less the Net Tax Detriment suffered by Seller, calculated in a manner consistent with the principles set forth in Section 9.9 hereof. This subsection (d) shall be effective with respect to increases and decreases in Tax liability as long as permitted under applicable law. Buyer and Seller agree to use commercially reasonable efforts to obtain the Net Tax Benefit that would result in a payment to the other under this Section 5.3(d).

          (e) CONTESTS. If an audit is commenced or any other claim is made by any Tax authority with respect to a Tax liability of the Company or any of its Subsidiaries for which Verizon, GTE or Seller could be liable under Section 5.3(b) (a "TAX CONTEST"), Buyer shall promptly notify Seller of such Tax Contest (unless Verizon, GTE or Seller previously was notified in writing directly by the relevant Tax authority). If Seller so requests in writing and at Seller's expense, Buyer (1) shall cause the relevant entity (Buyer, the Company, any Subsidiary or any successor) to contest such Tax Contest on audit or by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding which Seller in its sole and absolute discretion chooses to direct such entity to pursue, and (2) shall permit Seller, at its expense, to control the prosecution and settlement of any such audit or refund claim or related administrative or judicial proceeding with respect to such Tax Contest; and, where deemed necessary by Seller, Buyer shall cause the relevant entity to authorize by appropriate powers of attorney such persons as Seller shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding and to settle or otherwise resolve any such proceeding; PROVIDED that in any case under this subsection, (x) Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, accept any proposed adjustment or enter into any settlement or agreement in compromise or otherwise dispose of any such audit or refund claim or related administrative or judicial proceeding in a manner that would purport to bind the Company if such actions would materially and adversely affect the Tax liability or Tax basis, depreciation, amortization, useful lives, net operating losses, or similar Tax items of Buyer, the Company or any of its Subsidiaries for Taxable periods or portions thereof ending after the Closing Date and (y) Seller shall keep Buyer informed as to the progress of any audit or refund claim or related administrative or judicial proceeding which Seller has taken control of and Buyer shall have the right to consult with Seller during such proceedings at its own expense. Buyer shall further execute and deliver, or cause to be executed and delivered, to Seller or its designee all instruments and documents reasonably requested by Seller to implement the provisions of this subsection. Any refund of Taxes obtained by Buyer or the affected entity with respect to any Tax period (or portion thereof) of the Company ending on or before the Closing Date shall be paid promptly to Seller in accordance with
Section 5.3(c) hereof.

          (f)   INFORMATION AND COOPERATION. Subject to the provisions of
Section 5.9 and the Confidentiality Agreement, from and after the Closing Date, Buyer shall deliver to Seller or its designee (including for purposes of this sentence, Seller's Tax advisors), such information and data that are in the possession of Buyer or the Company after the Closing Date and that are reasonably available concerning the pre-Closing Date operations of the Company and its Subsidiaries and make available such knowledgeable employees of Buyer and the Company and its Subsidiaries as Seller may reasonably request, including providing the full and complete information and data required by Seller's customary Tax and accounting information requests

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

with respect to the Company to the extent such customary Tax and accounting information requests are consistent with past practice of the Company and are submitted to Buyer not later than 60 days prior to the due date (including extensions) of such Tax Return for which such information is required and is reasonably available, in order to enable Verizon, GTE and Seller fully to complete and file all Tax Returns that they may be required to file with respect to the activities of the Company and its Subsidiaries, to respond to and contest audits by any Taxing authorities with respect to such activities, to prosecute any claim for refund or credit to which Verizon, GTE or Seller is entitled hereunder and to otherwise enable Verizon, GTE and Seller fully to satisfy their accounting and Tax requirements. From and after the Closing Date, Seller shall deliver to Buyer or its designee (including for purposes of this sentence, Buyer's Tax advisors), such information and data that are in the possession of Seller or its Affiliates after the Closing Date and that are reasonably available concerning any Tax matters of the Company or any of its Subsidiaries and make available such knowledgeable employees of Seller and its Affiliates as Buyer may reasonably request in order to enable Buyer to complete and file all Tax Returns that it may be required to file with respect to the activities of Buyer or the Company or any of its Subsidiaries, to respond to and contest audits by any Taxing authorities with respect to such activities, to prosecute any claim for refund or credit to which Buyer or the Company (when owned by Buyer), or one of its Subsidiaries is entitled and to otherwise enable Buyer and the Company and its Subsidiaries to satisfy their accounting and Tax requirements. Seller shall execute and Buyer shall execute (and shall cause the Company and each of its Subsidiaries to execute) such documents as may be necessary to file any Tax Returns, to respond to or contest any audit, to prosecute any claim for refund or credit and to otherwise satisfy any Tax requirements relating to the Company or any of its Subsidiaries. Seller and Buyer, the Company and each of its Subsidiaries shall retain, and shall provide the other party with reasonable access to, the books and records relating to the Company and its Subsidiaries for ten years from the Closing Date and for such additional period as Seller or Buyer may reasonably request of the other.

          (g) TRANSFER TAXES. Notwithstanding anything herein to the contrary, Buyer and Seller each shall be responsible for one half of all sales, use, gross receipts, registration, transfer, stamp duty, documentary, securities transactions, real estate, and similar taxes and notarial fees assessed or payable in connection with the transfer of the Stock, regardless of whether such taxes become due or payable on or after the Closing Date, including, without limitation, Florida Real Estate Transfer Tax, and any similar tax, imposed as a result of such transfer (including any such taxes resulting from an election or a deemed election under Section 338 of the Code or any comparable provision of state, local or foreign law) and shall be responsible for interest, penalties and additions to Taxes related to such Taxes.

          (h) TAX SHARING AGREEMENTS, ETC. All Tax sharing, Tax allocation and similar agreements, policies, arrangements and practices between Seller or an Affiliate of Seller and the Company and its Subsidiaries shall be terminated as of the time of the Closing on the Closing Date.

          (i) AMENDMENTS TO TAX RETURNS. Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend any Tax Return covering any period ending on or before the Closing Date without the prior written consent of Seller.

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

          (j)   SECTION 338(h)(10) ELECTION.

                (1) Buyer will make, and Seller will cause Verizon to join with Buyer in making, an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the Merger (collectively, the "SECTION 338(h)(10) ELECTION"). Seller and Buyer agree to allocate the Merger Consideration and the respective liabilities of the Company among the respective assets of the Company in accordance with Code Section 338 and Treasury regulations thereunder (and any comparable provisions of state and local law, as appropriate) (the "ALLOCATION"). Buyer shall be responsible for determining and preparing the Allocation and shall submit such Allocation to Seller for its consent; provided that, if Seller does not object within 30 days after their receipt of the Allocation from Buyer, such Allocation shall be treated as the agreed final Allocation. If Seller does object to the Allocation by delivering written notice to Buyer within 30 days after Seller's receipt thereof, Buyer and Seller shall work in good faith and shall use commercially reasonable efforts to agree on mutually agreed Allocation; PROVIDED that, if Buyer and Seller cannot, within 30 days, agree on mutually agreed Allocation, all items of such Allocation on which the parties do not mutually agree shall be submitted to a nationally known independent accounting firm mutually acceptable to Buyer and Seller (the "THIRD PARTY ACCOUNTANT") for resolution within 10 days of submission thereto, which resolution shall be made based solely upon the submissions made by Buyer and Seller, and not upon an independent determination by the Third Party Accountant, and Buyer and Seller shall pay equal shares of the costs of the Third Party Accountant. Buyer and Seller shall report, act, and file in all respects and for all purposes consistent with the Allocation, unless otherwise required by Law. Seller shall timely execute and deliver to Buyer such documents or statements, and other forms that are required to be submitted to any federal, state or local Tax authority in connection with the Section 338(h)(10) Election, including IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Treasury regulations (or comparable provision of state and local law) as Buyer shall reasonably request or as are required by applicable law for an effective
Section 338(h)(10) Election.

                (2) Seller shall timely prepare and deliver all documents and other information Buyer may reasonably request to prepare the Allocation and shall also provide any other assistance reasonably requested by Buyer in making the Section 338(h)(10) Election. Seller hereby agrees to consult with Buyer and to act in good faith to take all actions reasonably necessary to effectuate the
Section 338(h)(10) Election.

          5.4   USE OF VERIZON AND GTE NAME AND MARKS.

          (a) Buyer shall cease, and shall cause the Surviving Corporation to cease, any and all use of the designation "Verizon" or "GTE" in any fashion or combination, including words and designs related to Verizon or GTE, as well as eliminate the use of any other designation indicating affiliation with Verizon or GTE or Seller or any of their respective Subsidiaries, as soon as practicable after the Closing Date, but not more than 30 days after the Closing Date; PROVIDED, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Verizon, GTE or Seller or any of their Subsidiaries, Buyer shall, and shall cause the Surviving Corporation to, cease immediately after the Closing Date any use of the designation "Verizon" or "GTE," in any fashion or combination, as well as of any other designation indicating affiliation after the Closing Date with Verizon or GTE or Seller or any of their respective Subsidiaries. Within 30 business days after the Closing Date, Buyer shall notify or shall cause the Surviving Corporation to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Company that the Company has been acquired from the Seller by the Buyer through the Merger.

          (b) As of the Closing Date, neither Buyer nor the Surviving Corporation (or its Subsidiaries) shall use or include the Excluded Marks, including "GTE" or "Verizon," as or in their corporate, popular or trade names, or in any advertising or publications placed or published after the Closing Date. Any such advertising and publications placed or published on or before the Closing Date shall be discontinued and not be renewed after the Closing Date.

          (c) As of the Closing Date, Buyer shall cease, and shall cause the Company and its Subsidiaries to cease, selling any products, offering any services or otherwise using any Excluded Mark, including "Verizon," "GTE" or any other trademark, service mark or indication of origin or any mark or indication of origin confusingly similar thereto.

          (d) Buyer agrees not to use or seek to register, or permit the Surviving Corporation to use or seek to register, any trade name, service mark, trademark or domain name identical with or confusingly similar to Excluded Marks, including "Verizon" or "GTE." Buyer agrees that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of Excluded Marks, including "Verizon" or "GTE," by Verizon or GTE or any registration or application for registration of Excluded Marks, including "Verizon" or "GTE." Buyer agrees that nothing herein shall give Buyer or the Surviving Corporation any right to or interest in any Excluded Marks, including "Verizon" or "GTE," except the right to use the same in accordance with the express provisions of Section 5.4 of this Agreement, and that all and any uses of Excluded Marks, including "Verizon" or "GTE," by Buyer or the Surviving Corporation shall inure to the benefit of Verizon.

          5.5   TRANSITION SERVICES.

          On the Closing Date, Seller and the Surviving Corporation shall enter into a Transition Services Agreement substantially in the form of Exhibit D attached hereto, pursuant to which Seller or its Affiliates shall provide certain services to the Surviving Corporation on the terms and conditions therein set forth.

          5.6   NON-COMPETITION.

          (a) For a period of one year after the Closing Date (the "NON-COMPETE TERM"), neither Seller nor any of its Affiliates shall, without the prior written approval of the Surviving Corporation, either:

                (1) provide, or enter into a Contract to provide, in the United States of America any material services for clearing and settlement, roaming, network solutions support or fraud detection for the wireless telecommunications business of the type provided as of the Closing Date by the Company pursuant to customer contracts listed in Section 2.5 of the Seller Disclosure Schedule ("SERVICES") to any Person (other than Seller and its Affiliates, including Verizon Wireless, its Affiliates and Persons with which Verizon Wireless or its Affiliates has a

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

management contract or affiliation agreement) that is a customer of the Company as of the date hereof and that purchased more than $2,000,000 in Services in the twelve months ended September 30, 2001 (together with its successors and assigns, "CUSTOMERS"); or

                (2) induce or attempt to induce any such Customer to cease purchasing Services from the Surviving Corporation (each of such activities in clause (1) and (2), a "PROHIBITED ACTIVITY").

          (b) Notwithstanding Section 5.6(a), this Section 5.6 shall not prohibit the Seller or any of its Affiliates from:

                (1) acquiring the stock or assets of (or merging with), or entering into an agreement to acquire or merge with, any Person which derived less than 30% of its revenues from products or services that compete with the Services (as modified or updated after the Closing Date) in the last full fiscal year prior to the date of such acquisition (a "COMPETITIVE BUSINESS"); PROVIDED that during the Non-Compete Term any such Competitive Business may provide products or services that compete with the Services (as modified or updated after the Closing Date) only to Persons that were customers of the Competitive Business as of the date immediately prior to the date of such acquisition or merger;

                (2) owning less than 10% of the outstanding stock of any class which is entitled to vote for the election of directors generally of any company which is publicly traded and which engages in the provision of products or services that compete with the Services (as modified or updated after the Closing Date);

                (3) providing any Services pursuant to any Contract between Seller or any of its Affiliates (other than the Company) and any Person existing on the date hereof which has been disclosed in the Seller Disclosure Schedule (without giving effect to any amendment of such Contract after the date hereof);

                (4) providing telecommunications services, products or service or support functions for such services, products or functions as part of or incidental to its primary business of offering telecommunications or related services, including the provision of interconnection services, transport services, access services, Signaling System 7 services, long distance services, data transmission, Internet services, network monitoring, and billing services (including, with respect to wireline operations only, bill verification and fraud detection), including any of the foregoing provided pursuant to any intercarrier agreement, end user agreement, tariff service arrangement, or interconnection agreement; or

                (5) providing any service required to be provided by Seller or its Affiliates by applicable federal or state law or regulations.

          (c) Notwithstanding Section 5.6(a), the obligations of Verizon as an Affiliate of Seller with respect to Verizon Wireless (and its successors and assigns) pursuant to Section 5.6(a) shall be limited to the exercise of such rights of approval or disapproval as it may have pursuant to partnership, stockholder or other agreements or applicable Law, to the fullest extent permitted by law, to prohibit Verizon Wireless from engaging in or participating in any such Prohibited Activity (subject to the foregoing exceptions contained in Section 5.6(b)).

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

          (d) Buyer shall cause the Surviving Corporation to use commercially reasonable efforts to notify the Seller promptly after it learns that Seller or its Affiliates are engaged, or propose to engage, in a Prohibited Activity. Seller and its Affiliates shall have an opportunity to cure any breach within 30 days after receipt of notice of such breach or alleged breach.

          (e) The parties acknowledge and agree that the covenants set forth in this Section 5.6 are reasonable in all respects and are necessary to protect the goodwill of the Business. If in any judicial proceeding any of the restrictions stated in this Section 5.6 are found to be unenforceable, the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to permit such provision to be enforceable.

          5.7   NON-SOLICITATION OF EMPLOYEES.

          (a) For a period of one year after the Closing Date, neither Seller nor any of its Affiliates shall, without the prior written approval of the Surviving Corporation, hire or solicit for hire any employee of the Surviving Corporation or any of its Subsidiaries at the career band of director level or above; PROVIDED, however, that nothing shall prohibit Seller and its Affiliates from (1) employing any person (other than an employee of the Surviving Corporation or any of its Subsidiaries at the career band of director level or above) who contacts Seller or any of its Affiliates on his or her own initiative without any solicitation by, or on behalf of, Seller or any of its Affiliates and (2) performing, or having performed on its behalf, a general solicitation for employees not specifically focused at the Surviving Corporation's employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

          (b) For a period of one year after the Closing Date, none of Buyer, the Surviving Corporation or any of their respective Affiliates shall, without the prior written approval of Seller, hire or solicit for hire any employee of Seller, Verizon (including Verizon Services Group) or any of their respective Affiliates at the career band of director level or above; PROVIDED, however, that nothing shall prohibit Buyer, the Surviving Corporation and their respective Affiliates from (1) employing any employee or former employee of Seller or any of its Affiliates who provides or provided during the latest twelve months substantially all of his or her services to or for the Business and (2) performing, or having performed on its behalf, a general solicitation for employees not specifically focused at employees of Seller and its Affiliates through the use of media, advertisement, electronic job boards or other general, public solicitations.

          5.8   ASSIGNMENT OF NONDISCLOSURE AGREEMENTS.

          On the Closing Date, Seller shall assign and delegate to Buyer or the Surviving Corporation all of its rights and obligations under all confidentiality and nondisclosure agreements between Seller or its Affiliates, on the one hand, and prospective purchasers of the Stock or their Affiliates, on the other hand, entered into in connection with the sale of the Stock or the evaluation of such sale; PROVIDED, however, that the foregoing shall not apply to (a) any right to protect information relating to Verizon and its Affiliates (other than the Company) and (b) any right to enforce non-solicitation covenants protecting the employees of Verizon and its Affiliates (other than the Company).

          5.9   CONFIDENTIALITY.

          Each of Buyer and Seller agree that, after the Closing, it will, and will cause its respective Affiliates to, (a) maintain the confidentiality of the information, documents and instruments delivered to it by any other party hereto and such other party's Affiliates and agents in connection with the performance of the obligations of such other party and such other party's Affiliates under this Agreement and the Related Agreements and (b) only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents; PROVIDED that this Section 5.9 shall not apply to any information, document or instrument that (i) is or becomes generally available and known to the public, without restriction on use or disclosure by the disclosing party, (ii) is rightfully received by the receiving party without restriction on use or disclosure and without breach of any obligation to the disclosing party, (iii) is independently developed by or for the receiving party or any of its Affiliates without reference to or use of information, documents or instruments protected by this Section 5.9, (iv) is the subject of prior written approval of the disclosing party, or (v) is disclosed or made available after the Closing Date by the disclosing party to any Person without restriction on use or disclosure. In the event of a conflict between this Section 5.9 and Section 5.1 of the Intellectual Property Agreement, Section
5.1 of the Intellectual Property Agreement shall prevail.

                                   ARTICLE VI
                                EMPLOYEE BENEFITS

          6.1   EMPLOYEE MATTERS.

          (a) (1) Section 6.1(a)(1) of the Seller Disclosure Schedule identifies each active Employee as of the date of this Agreement (other than retained Employees identified in Section 6.1(a)(2) of the Seller Disclosure Schedule), together with the Employee's title or job position, service, compensation and such other information as is required to be provided by this
Article VI with respect to such Employee. Section 6.1(a)(1) of the Seller Disclosure Schedule shall be updated by Seller on or before the Closing Date to identify individuals who become active Employees after the date of this Agreement (and who are not identified on an updated Section 6.1(a)(2) of the Seller Disclosure Schedule) and to remove those individuals who cease to be active Employees prior to the Closing (without regard to the reason or circumstance for such termination of active Employee status). In hiring new Employees and terminating Employees after the date of this Agreement, Seller and the Company shall follow their usual and ordinary course of business in accordance with past practice. For purposes of this Section, the term "active Employees" shall include all full-time and part-time employees; casual employees; employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability (subject to Section 6.1(g)), or layoff with recall rights; and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

                (2) Section 6.1(a)(2) of the Seller Disclosure Schedule identifies those Employees as of the date of this Agreement who will be retained by Seller and who shall not in any event be considered "Transferred Employees" for purposes of this Agreement. Section 6.1(a)(2) of the Seller Disclosure Schedule may be updated by Seller in its sole discretion prior to the Closing Date to identify additional retained Employees who are employed after the date of this Agreement. Buyer shall have no liability with respect to the active Employees listed in Section 6.1(a)(2) of the Seller Disclosure Schedule.

                (3) Buyer shall cause all Employees listed in Section 6.1(a)(1) of the Seller Disclosure Schedule (hereinafter collectively referred to as "TRANSFERRED EMPLOYEES") to remain employed by (or remain the responsibility of, as applicable) the Surviving Corporation and its Subsidiaries as of the Closing Date in the same or comparable positions, and with at least the same base pay and comparable total compensation and benefits (taking into account base pay, bonus, and other incentive compensation) as was in effect immediately prior to the Closing Date. The foregoing shall not limit Buyer's ability to change a Transferred Employee's position, compensation or benefits for performance-related or similar business reasons or require Buyer to continue the employment of a Transferred Employee for any particular period of time after the Closing.

          (b) Buyer shall not be required to assume liability for retention agreements between the Company and any of the Transferred Employees, and Seller shall retain liability for all obligations under such retention agreements.

          (c) Except as otherwise specifically provided herein, on and after the Closing Date, Buyer shall cause the Surviving Corporation and its Subsidiaries to recognize the service of each Transferred Employee for the Company and its Subsidiaries and Affiliates before the Closing Date for all employment-related purposes. Section 6.1(a)(1) of the Seller Disclosure Schedule shall list such service of each Transferred Employee.

          (d) Except to the extent otherwise provided in Sections 6.2(a)(1) and 6.2(c), Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller or any of its Affiliates after the Closing Date. In determining any bonuses payable to Transferred Employees for the year in which the Closing occurs, Buyer shall comply with the provisions of Section 6.1(a)(3) requiring Buyer to cause the Surviving Corporation to provide comparable total compensation to each Transferred Employee.

          (e) Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

          (f) If any Employee identified in Section 6.1(a)(1) of the Seller Disclosure Schedule is an employee of an Affiliate of Seller other than the Company, he or she shall be transferred to the employment of the Company prior to the Closing Date, shall be considered a Transferred Employee, and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by the Company. Any such Employees are specifically identified in Section 6.1(a)(1) of the Seller Disclosure Schedule as "affiliate employees."

          (g) If a Transferred Employee who is on short-term disability leave on the Closing Date subsequently goes on long-term disability due to the pre-Closing condition resulting in short-term disability leave, Seller (or a Seller Welfare Plan) shall be responsible for providing long term disability coverage, and such employee shall not be considered a Transferred Employee, and neither Buyer nor, after the Closing Date, the Surviving Corporation shall have any liability with respect to such employee except as otherwise provided in the immediately following sentence. Any individual who would be a "Transferred Employee" but for being on long-term disability shall be offered a comparable position by the Surviving Corporation and shall be treated as a Transferred Employee in the event he or she recovers within 12 months after the Closing Date. Neither Buyer nor, after the Closing Date, the Surviving Corporation shall have any liability with respect to such an individual who does not recover from long-term disability within 12 months after the Closing Date. Employees on long-term disability are identified (and will be identified) in Section 6.1(a)(1) of the Seller Disclosure Schedule.

          6.2   EMPLOYEE BENEFIT MATTERS.

          (a)   DEFINED BENEFIT PLANS.

                (1) SELLER PENSION PLAN. As of the date of this Agreement, Seller or its Affiliates have adopted the following single-employer defined benefit pension plan maintained in the United States: the Verizon GTE Service Corporation Plan for Employees' Pensions (together with any successor plan effective after January 1, 2002, the "SELLER PENSION PLAN"). A Transferred Employee who is a participant in the Seller Pension Plan as of the Closing Date and who, as of the Closing Date, is within three years of eligibility for early retirement benefits under the Seller Pension Plan shall be referred to herein as a "TRANSFERRED PARTICIPANT." For a period of three years after the Closing Date, Seller shall cause the Seller Pension Plan to recognize service with Buyer and the Surviving Corporation after the Closing Date by Transferred Participants for the purpose of determining eligibility for any pension benefit payable under the terms of the Seller Pension Plan, including early retirement benefits, survivor benefits, and surviving spouse benefits. Except as determined otherwise by Seller in its sole discretion, the amount of any pension payable under the Seller Pension Plan shall be determined for a Transferred Participant based on the length of continuous service and earnings (as defined under the Seller Pension Plan) of such Transferred Participant as of the Closing Date. Within ten business days after the Closing Date, Seller shall provide Buyer with a copy of the amendment to the Seller Pension Plan reflecting the provisions of this
Section 6.2(a)(1). Nothing herein shall prevent Seller in its sole discretion from crediting such service with Buyer and the Surviving Corporation to other Transferred Employees or shall require Seller to provide greater benefits to Transferred Participants than are provided to other participants in the Seller Pension Plan who are actively employed by Seller and its Affiliates after the Closing Date. Nothing herein shall require Buyer to establish a defined benefit plan with respect to the Transferred Participants.

                (2) BUYER OBLIGATIONS. Effective immediately after the Closing Date, the Transferred Employees who were eligible to participate prior to the Closing in the Seller Pension Plan will be eligible to participate under a tax-qualified defined benefit pension plan established or maintained by Buyer or its Affiliates to the same extent (if any) as similarly-situated employees of Buyer and its Affiliates; PROVIDED that such employees shall not be credited with prior service with Seller and its Affiliates for benefit accrual purposes under such Buyer pension plan. No assets or liabilities will be transferred in connection with this Agreement from the Seller Pension Plan to Buyer or its Affiliates or any employee benefit plan of Buyer or its Affiliates.

          (b)   SAVINGS PLANS.

                (1) As of the date of this Agreement, Seller or its Affiliates have adopted and made contributions with respect to the Transferred Employees to one or more qualified retirement savings plans (collectively referred to as the "SELLER SAVINGS PLANS"). Except as provided in Section 6.2(b)(3), Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

                (2) Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer or the Surviving Corporation (or one of Buyer's Affiliates) maintains one or more qualified retirement savings plans (hereinafter referred to in the aggregate as the "BUYER SAVINGS PLANS" and individually as the "BUYER SAVINGS PLAN") that will accept rollovers from each Transferred Employee who receives a distribution from a Seller Savings Plan and who is employed by the Buyer (or any of its Affiliates) at the time of such distribution. With respect to compensation paid through the end of the calendar year following the calendar year in which the Closing Date occurs, the Buyer Savings Plans shall provide for an allocation of an employer non-elective contribution for each plan year (or partial plan year) to each Transferred Employee who is a participant in such plan and who is an active employee of Buyer or any of its Affiliates on the last day of the plan year (or partial plan year) in an amount equal to not less than two percent (2%) of such employee's compensation for such year (or partial plan year).

                (3) Seller shall make all required matching contributions with respect to the Transferred Employees' contributions to the Seller Savings Plans that are (A) eligible for matching and (B) made before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

          (c)   WELFARE PLANS.

                (1) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, the Surviving Corporation maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of the Transferred Employees (the "BUYER WELFARE PLANS"). The Buyer Welfare Plans shall provide as of the Closing Date pre-retirement benefits to Transferred Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the welfare benefits provided by other employers in the same industry as the Company. Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees to the extent satisfied under the employee welfare benefit plans

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maintained by Verizon on the Closing Date (hereinafter referred to collectively as the "SELLER WELFARE PLANS"), and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the applicable Seller Welfare Plans in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of each Transferred Employee's co-payment amounts and deductible and out-of-pocket limits under the Seller Welfare Plans.

                (2) For a period of three years after the Closing Date, Seller shall cause the Seller Welfare Plans providing retiree medical, health, and life benefits to former Employees as of the Closing Date (the "SELLER RETIREE WELFARE PLANS") to recognize service with Buyer and the Surviving Corporation after the Closing Date by Transferred Participants for the purpose of determining eligibility for retiree welfare benefits under the then applicable terms of the Seller Retiree Welfare Plans. To the extent such service crediting requires an amendment to the Seller Retiree Welfare Plans, Seller shall provide Buyer, within ten business days after the Closing Date, with a copy of such amendment. Nothing herein shall prevent Seller in its sole discretion from crediting such service with Buyer and the Surviving Corporation to other Transferred Employees or shall require Seller to provide greater benefits to Transferred Participants than are provided to other participants in the Seller Retiree Welfare Plans who are actively employed by Seller and its Affiliates after the Closing Date.

                (3) Seller, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans and the Buyer Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims. Seller shall be and remain solely responsible and liable for any and all claims under any Seller Welfare Plan incurred on or prior to the Closing Date by any Transferred Employee. Buyer shall be and remain solely responsible and liable for any and all claims under any Buyer Welfare Plan incurred after the Closing Date by any Transferred Employee. For purposes of this Agreement: (i) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit;
(ii) a claim for sickness, accident or disability benefits will be deemed to have been incurred on the date on which all events (other than the filing of a claim or similar procedural requirements) entitling the claimant to benefits have occurred; and (iii) in the case of any claim for benefits other than health benefits and sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.

                (4) Except as provided in Section 6.2(c)(5) below, nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to the Seller Welfare Plans (including the Seller Retiree Welfare Plans) to Buyer or its Affiliates or the Buyer Welfare Plans.

                (5) As of the Closing Date, Seller shall cause the portion of the GTE Flexible Reimbursement Plan providing for medical and dependent care flexible spending

                                       49
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accounts (the "FRP") applicable to Transferred Employees to be segregated into a separate component and all liabilities and account balances of the Transferred Employees in the FRP shall be transferred to a flexible reimbursement plan that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

                (6) Transferred Employees who are involuntarily terminated (other than for cause, which may include poor performance) by the Surviving Corporation or any of its Affiliates within the 12-month period beginning on the Closing Date shall be eligible for benefits under a Surviving Corporation severance or separation pay policy or plan that provides a severance benefit of at least two weeks of pay (including cash incentives and bonuses) for each year of service (credited with Buyer, Seller, and their respective Affiliates), subject to a maximum benefit of 35 weeks of pay (including cash incentives and bonuses) and to a minimum severance benefit of 26 weeks of pay (including cash incentives and bonuses) for those Transferred Employees listed in Section 6.2(c)(6) of the Seller Disclosure Schedule. Subject to the foregoing, such benefits may be provided in the manner and under the plan or policy designated by Buyer in its discretion. Except as specifically provided otherwise in the relevant Seller severance pay plan, each Transferred Employee listed in Section 6.1(a)(1) of the Seller Disclosure Schedule shall be treated as a "Transferred Employee" for purposes of the Seller Pension Plan and shall not be entitled to severance benefits (including under the Qualified Involuntary Separation Program) from Seller or any of its Affiliates (other than, after the Closing Date, the Surviving Corporation) or any plan or policy maintained by any of such Persons. Seller shall take any actions necessary or appropriate in respect of the immediately preceding sentence.

          6.3   VACATION.

          On or after the Closing Date, Buyer and the Surviving Corporation shall allow Transferred Employees to receive paid time off for any unused vacation time accrued prior to the Closing Date in accordance with the Company's policies as of the Closing Date and not otherwise paid by the Company in accordance with applicable Law. Except as required otherwise by applicable Law, Seller and its Affiliates (other than, after the Closing Date, the Surviving Corporation) shall have no liability to Transferred Employees for the vacation payments described in the immediately preceding sentence. Seller or its Affiliates (other than the Surviving Corporation) shall pay Transferred Employees any banked vacation as soon as practicable after the Closing Date.
Section 6.1(a)(1) of the Seller Disclosure Schedule shall list the accrued but unused vacation pay, as of the Closing Date, of each Transferred Employee for the calendar year in which the Closing Date occurs.

          6.4   EMPLOYEE RIGHTS.

          (a) Nothing expressed or implied in this Article VI shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Except as provided in Section 10.8 hereof, nothing in this Agreement, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto.

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

          (b) Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Article VI, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

          (c) Nothing in this Agreement shall cause Buyer or its Affiliates or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or, except as otherwise provided in subsection 6.1(b) with respect to retention agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

          6.5   WARN ACT REQUIREMENTS.

          On and after the Closing Date, Buyer and the Surviving Corporation shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with The Worker Adjustment and Retraining Notification Act of 1988 and any other applicable law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

          6.6   SUCCESSORS AND ASSIGNS; OUTSOURCING.

          In the event the Surviving Corporation or any of its successors and assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of the Surviving Corporation honor the obligations of Buyer and its Affiliates (including the Surviving Corporation) set forth in this
Article VI. In the event the Surviving Corporation outsources any of the Transferred Employees during the 12-month period described in Section 6.2(c)(6), and such employees are not paid a severance benefit in accordance with Section 6.2(c)(6) then, and in each case, proper provision shall be made so that the outsourcing vendor maintains a severance pay plan or policy that provides a severance benefit for each Transferred Employee who is involuntarily terminated by the outsourcing vendor during such 12-month period, which benefit is the same as the severance benefits that would otherwise have been provided to such employees in accordance with Section 6.2(c)(6). For purposes of this Section 6.6, a Transferred Employee shall be considered to have been outsourced if the employee is hired by the outsourcing vendor pursuant to or in connection with an agreement entered into between the Surviving Corporation or any of its Affiliates, on the one hand, and the outsourcing vendor, on the other hand, whereby the outsourcing vendor will provide services to or for the Surviving Corporation or any of its Affiliates.

          6.7   COBRA LIABILITY.

          A Seller Welfare Plan shall, as applicable, become or remain solely responsible and liable for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") for each

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Employee or former Employee who is receiving COBRA continuation coverage as of the Closing Date and for each Employee or former Employee (including Transferred Employees, to the extent applicable) who is entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date. Buyer and the Surviving Corporation shall not have any liability for satisfying such COBRA obligations for such Employees and former Employees.

          6.8   STOCK OPTIONS.

          Seller shall fully vest all outstanding stock options held by Transferred Employees as of the Closing Date and, subject to the provisions of such options (and the related option plans) relating to the maximum period of exercise, shall permit Transferred Employees to exercise such options for a period of up to five years following the Closing Date.

          6.9   EXECUTIVE COMPENSATION.

          With respect to all periods of employment through the Closing Date, Seller shall make a pro-rata contribution to each Benefit Plan that is a funded or unfunded non-qualified deferred compensation plan or supplemental executive retirement plan (the "EXECUTIVE COMPENSATION PLANS") maintained by Seller or any of its Affiliates in which any Transferred Employee is a participant or beneficiary. Seller shall fully distribute any such benefits to such Transferred Employees as soon as administratively practicable following the Closing Date. Notwithstanding the foregoing, a Transferred Employee's benefits under the Executive Compensation Plans will not be funded or distributed to the extent such funding or distribution is not permitted by the terms of such plans. Seller shall not be required to fully vest the benefits of eligible Transferred Employees under the Executive Compensation Plans; PROVIDED that each Transferred Employee who participates in the non-qualified defined contribution Executive Compensation Plan will be fully vested in his benefit under such plan as of December 31, 2001.

          6.10  INDEMNITY FOR CERTAIN ERISA LIABILITIES.

          From and after the Closing, Seller agrees to indemnify and hold harmless Buyer, the Surviving Corporation and their respective directors, officers, employees, affiliates, agents and assigns from and against any and all Losses based upon or arising from any of the following with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) subject to Title IV of ERISA that, prior to the Closing, is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any entity that, prior to the Closing, is treated as a single employer with the Company pursuant to Section 414 of the Code (an "ERISA AFFILIATE"), or with respect to which the Company or any of its ERISA Affiliates has any liability or potential liability prior to the Closing:

          (a) a violation or waiver of the minimum funding standards imposed by Section 302 of ERISA or Section 412 of the Code;

          (b)   an "accumulated funding deficiency" within the meaning of
Section 412 of the Code;

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

          (c) a "reportable event" (as defined in Section 4043 of ERISA) within the 12-month period ending on the Closing Date, other than a reportable event for which the 30-day reporting requirement has been waived or extended;

          (d) a lien on any asset of the Company or any of its ERISA Affiliates that is imposed under ERISA or the Code with respect to any such plan;

          (e) any liability under Title IV of ERISA that, on or after the Closing Date, becomes or remains a liability of the Surviving Corporation or Buyer (as a result of its Control or ownership of the Surviving Corporation);

          (f) any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) or otherwise with respect to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA); and

          (g)   any obligation or liability under Section 4204 of ERISA.

          6.11  EMPLOYEE INDEMNITY.

          From and after the Closing, Seller shall indemnify and hold harmless Buyer, the Surviving Corporation and their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses based upon or arising from any employment or employee benefits-related claims that are made by any employee or former employee of the Company who does not become a Transferred Employee (other than as a result of a breach of any of Buyer's or, after the Closing Date, the Surviving Corporation's obligations under Section 6.1) and that arise at any time.

                                   ARTICLE VII
                             CONDITIONS OF PURCHASE

          7.1   GENERAL CONDITIONS.

          The obligations of Buyer, Merger Sub, Seller and the Company to effect the Closing shall be subject to the following conditions, unless waived in writing by Buyer and Merger Sub, on the one hand, and Seller and the Company, on the other hand:

          (a) NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, which prohibits or enjoins the Merger. No Action shall be pending by any Governmental Entity having jurisdiction over the Company or any material portion of its Business, which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby.

          (b) APPROVALS. All Permits and Approvals required by applicable Law to be obtained from any Governmental Entity to effect the Merger which are identified in Section 2.8 of the Seller Disclosure Schedule shall have been received or obtained on or prior to the Closing Date, and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

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          7.2   CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB.

          The obligations of Buyer and Merger Sub to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by
Buyer:

          (a) REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained herein shall be true and correct on the Closing Date as though made on the Closing Date (without regard to any materiality or Material Adverse Circumstance qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date (without regard to any materiality or Material Adverse Circumstance qualifiers set forth therein), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Circumstance.

          (b) COVENANTS OF SELLER. Seller shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

          (c) OFFICER'S CERTIFICATE. Buyer shall have received a certificate of Seller signed by an authorized officer of Seller to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied, and certifying as to the accuracy of the resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

          (d) NO MATERIAL ADVERSE CHANGES. From the date hereof to the Closing Date, there shall not have been any change in or event affecting the Company that constitutes a Material Adverse Circumstance.

          (e) FINANCING. There shall have been made available to Buyer or Merger Sub the Debt Financing or other debt financing in an aggregate principal amount equal to the principal amount of the Debt Financing and on material economic terms no less favorable in the aggregate to Merger Sub than the material economic terms reflected in the term sheets attached to the Debt Financing Commitment Letter, and all funding conditions to the Debt Financing or such other debt financing set forth in the definitive documentation with respect to the Debt Financing or such other debt financing shall have been satisfied.

          (f) OPINIONS OF COUNSEL. Merger Sub shall have received at the Closing from O'Melveny & Myers LLP, counsel to Seller, and from the Vice President and Associate General Counsel-Strategic Transactions of Verizon opinions dated the Closing Date, in substance substantially as set forth in Exhibit A.

          (g) TERMINATION OF AFFILIATED AGREEMENTS. (1) The Company and Verizon shall have terminated (effective as of the Closing Date) the pro-rate agreement or arrangement as it relates to the Company, (2) Verizon shall have released the Company from any further liability thereunder which would accrue on or after the Closing Date and (3) the Company shall have released Seller and its Affiliates from all obligations thereunder.

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

          (h) RELATED AGREEMENTS. Seller or one or more of its Affiliates shall have executed and tendered delivery of each of the Related Agreements.

          (i) INTERCONNECTION AGREEMENTS. The Company shall have entered into agreements having, in each case, a term not in excess of one year (unless otherwise consented to by Buyer) for the purchase of network services or circuits with each of AT&T, Sprint and MCI Worldcom (or another qualified network provider to replace one or more of the foregoing) to the extent necessary to permit the Surviving Corporation to continue to conduct the Business after the Closing Date.

          (j) DATA PROCESSING AGREEMENTS. (1) The Company shall have entered into agreements with Verizon Information Technologies Inc. to obtain distributed processing computing services and mainframe computing and help desk services substantially on the terms contained in Exhibit H (the "VIT SERVICES AGREEMENTS"), (2) the other terms and conditions of the VIT Services Agreements shall be in form reasonably satisfactory to the Buyer, (3) the Existing VDS Agreement shall have been terminated without the exercise of any put right thereunder by Verizon Data Services Inc. and (4) to the extent there are any billing disputes under the Existing VDS Agreement, such disputes shall have been finally settled.

          For purposes of Sections 7.2(a), 7.2(b) and 7.2(d), any inaccuracy in a representation or warranty resulting in a Material Adverse Circumstance, any material breach of a covenant or any change in or event affecting the Company that constitutes a Material Adverse Circumstance shall not excuse Buyer and Merger Sub from their respective obligations to complete the Closing if such event gives rise solely to money damages in an amount mutually agreed upon by Buyer and Seller, and on the Closing Date Seller agrees to reduce the Merger Consideration by such amount.

          7.3   CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANY.

          The obligations of Seller and the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          (a) REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB. The representations and warranties of Buyer and Merger Sub contained herein shall be true and correct on the Closing Date as though made on the Closing Date (without regard to any materiality or Material Adverse Circumstance qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date (without regard to any materiality or Material Adverse Circumstance qualifiers set forth therein), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer's or Merger Sub's ability to perform this Agreement.

          (b) COVENANTS OF BUYER AND MERGER SUB. Buyer and Merger Sub shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing.

          (c) OFFICER'S CERTIFICATE. Seller shall have received a certificate of each of Buyer and Merger Sub signed by an authorized officer of Buyer and Merger Sub, respectively, to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied, and certifying as to the accuracy of the resolutions of Buyer's and Merger Sub's board of directors and Buyer, as Merger Sub's sole stockholder, authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby.

          (d) OPINION OF COUNSEL. Seller shall have received at the Closing from Kirkland & Ellis, counsel to Buyer and Merger Sub, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit B.

                                  ARTICLE VIII
                      TERMINATION OF OBLIGATIONS; SURVIVAL

          8.1   TERMINATION OF AGREEMENT.

          Anything herein to the contrary notwithstanding, unless extended by mutual consent in writing of Buyer and Seller, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

          (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

          (b) CLOSING NOT CONSUMMATED BY AGREED DATE. By Seller or Buyer at any time after February 15, 2002 if the Closing shall not have occurred prior to such date, unless extended by mutual consent in writing of Buyer and Seller; PROVIDED that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such party's failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur by such date.

          (c) CONDITIONS TO BUYER'S AND MERGER SUB'S PERFORMANCE NOT MET. By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer or Merger Sub to consummate the Closing contemplated by this Agreement as set forth in Article VII.

          (d) CONDITIONS TO SELLER'S AND THE COMPANY'S PERFORMANCE NOT MET. By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Seller or the Company to consummate the Closing contemplated by this Agreement as set forth in Article VII.

          8.2   EFFECT OF TERMINATION.

          In the event that this Agreement shall be terminated pursuant to
Section 8.1, all future obligations of the parties under this Agreement shall terminate without further liability of any party to another; PROVIDED that the obligations of the parties contained in Section 10.17 (Expenses) and the Confidentiality Agreement shall survive any such termination. A termination under Section 8.1 shall not relieve any party of any liability for any intentional misrepresentation under this Agreement or any breach of a covenant, or be deemed to constitute a waiver of any

                                       56
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available remedy (including specific performance if available) for any such intentional misrepresentation or breach of covenant. Except as set forth in the immediately preceding sentence, in the event of a termination under Section 8.1, no party shall have any liability under this Agreement because of the failure of any representation or warranty made by such party hereunder to be true and correct.

                                   ARTICLE IX
                                 INDEMNIFICATION

          9.1   OBLIGATIONS OF SELLER.

          From and after the Effective Time, Seller will indemnify and hold harmless Buyer, the Surviving Corporation and their respective directors, officers, employees, Affiliates, agents and assigns ("BUYER INDEMNITEES") from and against any and all Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made in this Agreement by Seller on the Closing Date;

          (b) any breach or nonperformance of any of the covenants of Seller contained in Sections 4.3, 4.6, or 4.7, Article I, Article V, Article VI,
Article IX or Article X;

          (c) any other matter as to which Seller in other provisions of this Agreement (including Sections 5.3, 6.10 and 6.11) has expressly agreed to indemnify Buyer or (subsequent to Closing) the Surviving Corporation.

          The provisions of this Section 9.1 do not limit any rights that Seller may have against any Buyer Indemnitee that was a director, officer, employee, Affiliate or agent of the Company prior to the Closing resulting from, based upon or arising from actions or omissions of any such Person prior to the Closing, and no indemnification will be available under this Section 9.1 for any such Person as a result of any such actions or omissions.

          9.2   OBLIGATIONS OF BUYER.

          From and after the Effective Time, Buyer and the Surviving Corporation (as successor to the Company) will indemnify and hold harmless Seller, and its respective directors, officers, employees, affiliates, agents and assigns from and against any Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made in this Agreement by Buyer or Merger Sub on the Closing Date;

          (b) any breach or nonperformance of any of the covenants of Buyer or Merger Sub contained in Section 4.7, Article I, Article V, Article VI, Article IX or Article X;

          (c) any claim arising on or after the Closing Date relating to the conduct of the business of the Surviving Corporation on or after the Closing Date; or

                                       57
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          (d)   any other matter as to which Buyer in other provisions of this
Agreement (including Section 5.3) has expressly agreed to indemnify Seller.

          9.3   PROCEDURE.

          (a) NOTICE OF THIRD PARTY CLAIMS. Any party seeking indemnification of any Loss or potential Loss arising from a claim asserted by a third party shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within 15 days of such assertion; PROVIDED that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. In the event the provisions of Section
5.3 conflict with the provisions of this Section 9.3, the provisions of Section
5.3 shall govern.

          (b) DEFENSE. The Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party so notifies the Indemnified Party within 30 days, the Indemnified Party may control the defense of such claim. In all cases, the party without the right to control the defense of the Indemnified Claim may retain counsel of its choice at its own expense and may participate in the defense of such claim. Notwithstanding the foregoing sentence, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses for purposes of this Agreement; PROVIDED, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.

          (c)   SETTLEMENT LIMITATIONS. Notwithstanding anything in this Section
9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default judgment or consent to entry of any judgment. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may decline to accept the settlement offer and may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or
(B) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

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          9.4   SURVIVAL.

          The representations and warranties contained in or made pursuant to this Agreement shall expire at 11:59 p.m. on June 1, 2003, except that (i) the representations and warranties contained in Sections 2.4 (Tax Returns and Reports) and 2.15 (Employee Benefits) shall survive until sixty days after the expiration of the applicable statute of limitations; PROVIDED that if there is no statute of limitations applicable to any such representation or warranty, such representation or warranty shall expire sixty days after the fifth anniversary of the Closing and (ii) the representations and warranties contained in Sections 2.1 (Organization and Related Matters), 2.2. (Stock), 2.8 (Authorization; No Conflicts) (only with respect to the first two sentences thereof), 2.17 (No Brokers or Finders), 3.1 (Organization and Related Matters),
3.4 (No Brokers or Finders), 3.7 (Insurance Matters), 3.8 (Investment Representation), 3.9 (Investigation; No Other Representations or Warranties) and
3.10 (No Knowledge of Indebtedness) shall remain in full force and effect indefinitely. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to the covenants set forth in Article IV, until and including June 1, 2003, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants other than those set forth in Article IV, so long as the applicable covenant survives and (d) with respect to Sections 9.1(c), 9.2(c) and 9.2(d), indefinitely. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          9.5   LIMITATIONS ON INDEMNIFICATION.

          (a)   Seller shall not be required to indemnify any Person under
Section 9.1(a) unless the aggregate amount of all Losses for which indemnity would otherwise be payable by Seller under Section 9.1(a) exceeds $10,000,000, and in such event, Seller shall be responsible for only the amount in excess of such amount. In no event shall the total indemnification to be paid by Seller under Section 9.1(a) exceed $100,000,000. Seller shall not be required to indemnify any Person under Section 9.1(b) unless the aggregate of all Losses for which indemnity would otherwise be payable by Seller under Section 9.1(b) exceeds $250,000, and in such event, Seller shall be responsible for only the amount in excess of such amount. The foregoing limitations, however, shall not apply to any claims arising out of Section 2.2 (Stock), 2.3(e) (No Indebtedness), 2.8 (Authorization; No Conflicts) (only with respect to the first two sentences thereof), 2.17 (No Brokers or Finders), Section 5.3(b) (Liability for Taxes), Section 6.10 (Indemnity for Certain ERISA Liabilities) and Section
6.11 (Employee Indemnity), for which (subject to the terms and conditions thereof) Seller shall indemnify the Indemnified Party for the full amount of any Loss. Any amounts required to be paid by Seller pursuant to Section 5.3 of this Agreement shall not be deemed to be an indemnification payment for purposes of this Section 9.5.

          (b) Notwithstanding anything to the contrary contained herein, no party shall, prior to or after the date on which the Final Net Working Capital Amount is determined pursuant to Section 1.9, make any claim for indemnification with respect to the breach of any representation or warranty contained in Article II (including Section 2.3) or any covenant or agreement contained in Section 4.3 or Section 4.6 if the facts underlying such claim were or could have been the basis for an objection by Buyer to the Proposed Final Net Working Capital Amount pursuant to Section 1.9(e)(2).

          9.6   TREATMENT OF PAYMENTS.

          All payments made pursuant to this Article IX and any payments with respect to Taxes under Article V shall be treated as adjustments to the Merger Consideration, to the extent permitted by law.

          9.7   REMEDIES EXCLUSIVE.

          The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement or in connection with the transactions contemplated hereby, except for
(a) claims for equitable remedies (including injunctive relief) arising out of any breach of the Confidentiality Agreement, the Intellectual Property Agreement, Section 5.6, Section 5.7, Section 6.10, Section 6.11 or this Article IX and (b) claims for fraud. In no event shall a breach of a representation or warranty be used as evidence of or deemed to constitute bad faith, misconduct or an intent to defraud, even in the event that it is shown that any party or its Affiliates or any of their respective directors, employees, officers, representatives, advisors or agents knew or should have known of the existence of information which was inconsistent with any of the representations and warranties made herein. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.7.

          9.8   MITIGATION.

          The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each party shall use commercially reasonable efforts to address any liabilities that may provide a basis for an indemnifiable claim such that each party shall respond to any liabilities in the same manner it would respond to such liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for that portion of any indemnifiable Loss that could reasonably be expected to have been avoided if such party had made such efforts. Any request for indemnification shall include any invoices and all supporting documents containing reasonably detailed information about such Losses and costs, including the basis therefor and the method of calculation of any Losses or costs.

          9.9   TAX EFFECT.

          The amount of a Loss with respect to which the Indemnified Party is to be indemnified pursuant to Section 9.1 or 9.2 initially shall be determined without regard to any Tax benefit. However, to the extent that the Indemnified Party recognizes a Tax benefit with respect

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to payments made by the Indemnifying Party with respect to any payment for
Losses made hereunder (a "NET TAX BENEFIT"), the Indemnifying Party shall be entitled to such Net Tax Benefit, and the Indemnified Party shall pay to the Indemnifying Party the amount of such Net Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) at such time or times as and to the extent that the Indemnified Party or any Affiliate of Indemnified Party actually realizes such Net Tax Benefit through a refund of Tax or reduction in the actual amount of Taxes which the Indemnified Party or any Affiliate of Indemnified Party would otherwise have had to pay if such payment for Losses had not been made, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable year; PROVIDED that, any such Net Tax Benefit shall be reduced by the amount of Tax detriment (including the tax effect of any item of income or gain or other item (including the tax effect of any decrease in Tax basis) that increases any amounts paid or payable with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the tax effect of the utilization of any net operating loss or capital loss or the tax effect of the utilization of any Tax credits or other Tax attributes) that the Indemnified Party suffered as a result of any Losses (a "NET TAX DETRIMENT") calculating the amount of any such detriment by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Net Tax Detriment for which indemnification was made and treating such Tax items as the last items claimed for any taxable year. If any subsequent adjustments are made to any Tax Return relating to the Indemnified Party for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as a result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Net Tax Benefit or Net Tax Detriment to the Indemnified Party, appropriate payments will be made between the Indemnifying Party and the Indemnified Party in accordance with the previous sentence to properly reflect such adjustment amount. Upon the Indemnifying Party's request, the Indemnified Party shall use its commercially reasonable efforts, and shall cause its Affiliates to use their commercially reasonable efforts, to realize any Net Tax Benefit and to avoid realizing any Net Tax Detriment. Buyer and the Surviving Corporation (as successor to the Company), on the one hand, and Seller, on the other hand, agree to provide the other or its designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to the other party pursuant to this Section 9.9, including copies of Tax Returns, estimated tax payments, schedules, and related supporting documents.

          9.10  ASSIGNMENT OF INSURANCE PROCEEDS.

          Notwithstanding anything contained herein to the contrary, Buyer shall assign to Seller, and shall cause the Surviving Corporation to assign to Seller, and shall use, and shall cause the Surviving Corporation to use, commercially reasonable efforts to enable Seller to collect, all insurance proceeds payable pursuant to any insurance policy maintained by the Company on or prior to the Closing Date with respect to any Loss for which indemnity is payable by Seller under this Article IX.

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                                    ARTICLE X
                                     GENERAL

          10.1  USAGE.

          All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date hereof" or "the date of this Agreement" shall mean December 7, 2001. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under generally accepted accounting principles in the United States which have effective dates on or prior to the date of the applicable or related financial statement.

          10.2  AMENDMENTS; WAIVERS.

          This Agreement and any Disclosure Schedule, schedule or exhibit attached hereto or delivered on the date hereof may be amended (except as contemplated in Article IV and Article VI) only by agreement in writing of all parties. The parties hereto agree that, after the Closing, this Agreement shall not be amended in a manner adverse to Lehman Commercial Paper Inc., as administrative agent for Merger Sub's senior secured credit facility, without such entity's written consent, such consent not to be unreasonably withheld. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          10.3  SCHEDULES; EXHIBITS.

          Each Disclosure Schedule, schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall qualify this Agreement, although schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Disclosure

                                       62
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Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to constitute a Material Adverse Circumstance. Subject to the last sentence of Section 4.10(a), any fact or item which is clearly disclosed in any Section of the Seller Disclosure Schedule or in the Financial Statements in a way as to make its relevance or applicability to information called for by any other Section or Sections of the Seller Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other Section or Sections of the Seller Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

          10.4  FURTHER ASSURANCES.

          Each party shall use all commercially reasonable efforts to cause all conditions to its and the other parties' obligations hereunder, the Debt Financing and the Equity Financing to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing any requisite Approvals. Each party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other commercially reasonable actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          10.5  GOVERNING LAW.

          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines (other than New York General Obligations Law, Section 5-1401); PROVIDED that the Merger shall be consummated in accordance with the DGCL.

          10.6  HEADINGS.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          10.7  COUNTERPARTS.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          10.8  PARTIES IN INTEREST.

          This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any

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rights or remedies of any nature whatsoever under or by reason of this
Agreement, except that Verizon shall be a third party beneficiary with respect to Sections 5.3, 5.4, 5.7 and 5.8 and Article VI hereof. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

          10.9  PERFORMANCE BY SUBSIDIARIES.

          Each party agrees to cause its Subsidiaries, if any, to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

          10.10 REMEDIES; WAIVER.

          No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          10.11 SEVERABILITY.

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          10.12 NO PUNITIVE DAMAGES.

          Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any punitive damages; PROVIDED, however, that this
Section 10.12 will not apply to any Indemnifiable Claim payable to an Indemnified Party pursuant to this Agreement for any Losses payable by such Indemnified Party to a third party based upon or arising from a claim made by such third party.

          10.13 KNOWLEDGE CONVENTION.

          Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered pursuant to this Agreement is made "to the knowledge of Seller" or words of similar intent or effect, such statement shall be deemed to be made with respect to the actual knowledge of the Executive Vice President
- Strategy, Development & Planning of Verizon, the Senior Vice President & Chief Financial Officer - International & Information Services of Verizon, the Vice President and Associate General Counsel - Strategic Transactions of Verizon

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or the Vice President and Associate General Counsel - Intellectual Property of
Verizon after due inquiry made to the Controller of the Company, the Vice President - Associate General Counsel of the Company, the Vice President - Marketing of the Company and the Vice President - Business Development of the Company. The names of each of the foregoing officers of Verizon and the Company are set forth in Section 10.13 of the Seller Disclosure Schedule. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered pursuant to this Agreement is made "to the knowledge of Buyer" or words of similar intent or effect, such statement shall be deemed to be made with respect to the actual knowledge of senior officers or representatives of the Buyer comparable to those of Seller identified above after comparable due inquiry.

          10.14 NOTICES.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed by certified or registered mail (postage prepaid), receipt requested, or (c) sent by nationally recognized express delivery service to the parties and at the addresses specified herein or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate answerback is received, or (ii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

          If to Buyer, Merger Sub or the Surviving Corporation, addressed to:

                TSI Telecommunication Holdings, Inc.
                c/o GTCR Golder Rauner, L.L.C.
                6100 Sears Tower
                Chicago, Illinois  60606
                Attention: David A. Donnini
                           Collin E. Roche
                Facsimile: (312) 382-2201

          With a copy to:

                Kirkland & Ellis
                200 East Randolph Drive
                Chicago, Illinois 60601
                Attention: Stephen L. Ritchie
                Facsimile: (312) 861-2200

          and, after the Closing only,

                Lehman Commercial Paper Inc.
                3 World Financial Center
                New York, New York  10285

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

                Attention: Andrew Keith
                Facsimile: (212) 455-2502

          and

                TSI Telecommunication Services, Inc.
                201 N. Franklin Street, Suite 700
                Tampa, Florida  33602
                Attention: Associate General Counsel
                Facsimile: (813) 273-3430

          If to Seller at any time, or the Company prior to the Effective Time:

                Verizon Information Services
                c/o Verizon Communications Inc.
                1095 Avenue of the Americas
                41st Floor
                New York, New York  10036
                Attention: Marianne Drost
                Facsimile: (212) 597-2558

          With copies to:

                Verizon Communications Inc.
                1095 Avenue of the Americas
                38th Floor
                New York, New York  10036
                Attention: J. Goodwin Bennett
                Facsimile: (212) 764-2432

          and

                O'Melveny & Myers LLP
                153 East 53rd Street, 53rd Floor
                New York, New York  10022
                Attention: Gregory P. Patti, Jr.
                Facsimile: (212) 326-2061

          10.15 PUBLICITY AND REPORTS.

          Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other parties; PROVIDED that to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall deliver a written opinion to the other parties that a particular action is required by applicable law, the parties shall be obligated only to use commercially reasonable efforts to consult with the other parties prior to issuing any such press release, publicity statement or other public notice. Each party shall obtain

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the prior consent of the other parties to the form and content of any information included in any application or report made to any Governmental Entity or which relates to this Agreement.

          10.16 INTEGRATION.

          This Agreement and the Related Agreements, together with the schedules and exhibits thereto, (i) constitute the entire agreement between the parties pertaining to the subject matter hereof and (ii) supersede all prior agreements and understandings of the parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

          10.17 EXPENSES.

          Seller, on the one hand, and Buyer and Merger Sub, on the other hand, pay their own expenses incident to the evaluation of the Company and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. The expenses of the Company incurred prior to the Closing Date for accountants and legal counsel in connection with the negotiation, execution, delivery and performance of this Agreement shall be for the account of Seller.

          10.18 NO ASSIGNMENT.

          Neither this Agreement nor any rights or obligations under it are assignable or delegable by Buyer or Merger Sub except that Buyer and Merger Sub may assign their express rights hereunder to (i) any wholly-owned subsidiary of Merger Sub and (ii) any of Merger Sub's lenders providing financing for the transactions contemplated hereby (and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part) as collateral security for such financing. Buyer and Merger Sub shall remain liable to Seller for causing the payment of the consideration set forth herein by the Surviving Corporation and other obligations of Buyer and Merger Sub hereunder notwithstanding a permitted assignment.

          10.19 REPRESENTATION BY COUNSEL; INTERPRETATION.

          Each party hereto acknowledges that each other party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

          10.20 REFERENCE OF DISPUTES TO SENIOR OFFICERS OF SELLER AND BUYER.

          Any dispute among any of the parties hereto arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Seller or Buyer, be submitted for discussion and possible resolution by senior officers of Seller and Buyer, as designated by their respective chief executive officers, for a

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

period of 30 days (or such longer period as the parties may mutually agree in particular cases) before initiating any litigation pursuant to Section 10.21 hereof.

          10.21 RESOLUTION OF DISPUTES.

          (a) All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements shall be brought only in the federal or state courts located in the State and County of New York, which, except as expressly provided in Section 1.9(e), Section 5.3(j) and Section 8 of the Wireless Guaranty, shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Related Agreements, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement or the Related Agreements.

          (b) The parties irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

          (c) In the event of any breach of the provisions of this Agreement or the Related Agreements, a non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to such non-breaching party with respect thereto at law or in equity.

          10.22 RESTATEMENT EFFECTIVE DATE.

          This Agreement shall become effective on the date (the "RESTATEMENT EFFECTIVE DATE") on which each of Buyer, Merger Sub, Seller and the Company shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered such counterpart to the other parties hereto. On and as of the occurrence of the Restatement Effective Date in accordance with this Section 10.22, (a) the Existing Stock Purchase Agreement shall be deemed to be amended and restated in its entirety and superseded by this Agreement with effect from and after December 7, 2001 or, in the case of the Company and Merger Sub, from and after January ___, 2002 and (b) each reference in any Related Agreement to the Existing Stock Purchase Agreement shall be deemed to be a reference to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       68
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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer(s) as of the day and year first above written.

                                  TSI TELECOMMUNICATION HOLDINGS, INC.


                                  By:  /s/ Colin E. Roche
                                     Name: Colin E. Roche
                                     Title: Vice President


                                  TSI MERGER SUB, INC.


                                  By:  /s/ Colin E. Roche
                                     Name: Colin E. Roche
                                     Title: Vice President


                                  VERIZON INFORMATION SERVICES INC.


                                  By:  /s/ Kathy Harless
                                     Name: Kathy Harless
                                     Title: President


                                  By:  /s/ David Schoenberger
                                     Name: David Schoenberger
                                     Title: Vice President--Finance


                                  TSI TELECOMMUNICATION SERVICES, INC.


                                  By:  /s/ Michael G. Hartmann
                                     Name: Michael G. Hartmann
                                     Title: President


                                  By:  /s/ Robert Garcia, Jr.
                                     Name: Robert Garcia, Jr.
                                     Title: Assistant Secretary


                                       S-1